Exhibit 4(a).19

Execution Copy

DATED 1 August, 2007

SHARE PURCHASE AGREEMENT

By and Among

ION GLOBAL (BVI) LTD.

CDC SOFTWARE CORPORATION

and

GROUP CARAT (NEDERLAND) BV

i

THIS AGREEMENT is made on 1 August, 2007

BY AND AMONG:

(1)	ION GLOBAL (BVI) LTD., a company incorporated under the laws of the British Virgin Islands with its registered office as at the date hereof at P.O. Box 9570, O.I.C. Roadtown, Tortola, the British Virgin Islands (the “Seller”);

(2)	CDC SOFTWARE CORPORATION, a company incorporated under the laws of the Cayman Islands with its registered office as at the date hereof at P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (“CDC”); and

(3)	GROUP CARAT (NEDERLAND) BV, a company incorporated under the laws of the Netherlands with its registered office as at the date hereof at 55 Piet Heinkade 1019 GM Amsterdam, The Netherlands (the “Buyer”).

RECITALS:

A.

Ion Global Korea Ltd. (the “Company”) is a company established under the laws of The Republic of Korea with its registered office as at the date hereof at JS Tower 9th Fl., 144-19 Samsung-dong, Kangnam-gu, Seoul, The Republic of Korea engaging in the business of interactive web development and digital consultancy for on-line and mobile services (“Business”). As at the date hereof, the Company has an authorized share capital of KRW 200,000,000 divided into 40,000shares of KRW 5,000 each of which 10,000 shares have been issued and are fully paid up. The particulars of the Company are set out in Schedule 1.

B.	The Seller is the registered and beneficial owner of the 10,000 issued and fully paid up shares with a par value of KRW5,000 each in the Company comprising the entire issued share capital of the Company (“Sale Shares”).

C.	The Seller has agreed to sell and the Buyer has agreed to purchase, the Sale Shares, on the terms and conditions hereinafter contained.

D.	CDC is an Affiliate of the Seller and has agreed to guarantee the performance of the Seller’s obligations hereunder as set forth in Clause 11.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	In this Agreement and in the Schedules, the following definitions are used:

“Accounts”	means the unaudited financial statements of the Company (comprising a balance sheet, profit and loss statement and cash flow statement together in each case with the notes thereon) made up to the

Accounts Date and for the financial period from 1 January 2006 to the Accounts Date prepared in accordance with South Korea GAAP and in manner consistent with past practice, copies of which are annexed hereto as Exhibit A.

“Accounts Date”	means 31 December 2006.

“Acquisition Agreements”	means, collectively, (i) the assets purchase agreement dated the date of this Agreement and made by and among Ion Global Limited, CDC and wwwins Consulting Hong Kong Limited; (ii) the assets purchase agreement dated the date of this Agreement and made by and among Ion Global (California), Inc., CDC and Molecular, Inc.; and (iii) the assets purchase agreement dated the date of this Agreement and made by and among chinadotcom Strategic, Inc., CDC and Carat Korea Co., Ltd.

“Aegis Group”	means the group of companies comprising the Aegis Group plc and its Subsidiaries. The expression “member of the Aegis Group” shall be construed accordingly.

“Affiliates”	in respect of any specified person or entity, means a person that directly or indirectly controls, is controlled by or is under common control with such specified person or entity or with which such specified person or entity may be connected or may become connected as an officer, director, executive, principal, agent, representative, consultant or otherwise.

“Agreed Form”	means, in relation to any document, such document in the terms agreed between the parties and signed by or on behalf of them for the purpose of identification.

“Agreement”	has the meaning ascribed in the heading of this Agreement.

“Borrowing”	has the meaning set forth in Clause 7.1.15.

“Business”	has the meaning ascribed to such term in Recital A of this Agreement.

“Business Day”	means a day (not being a Saturday) on which banks are open for general banking business in The Republic of Korea.

“Buyer”	has the meaning ascribed to such term in the heading of this Agreement.

“Buyer Disclosure Letter”	means the letter of even date herewith by the Buyer to the Seller (and acknowledged by the Seller) on the execution and delivery of this Agreement.

“Buyer Indemnified Persons”	has the meaning set forth in Clause 8.1.2.

“Buyer Warranties”	has the meaning set forth in Clause 12.1.

“Claim”	has the meaning set forth in Clause 8.1.1(a).

“Closing”	means the completion of the purchase by the Buyer from the Seller of the Sale Shares in accordance with Clause 6.

“Closing Accounts”	means the unaudited financial statements of the Company (comprising a balance sheet, profit and loss statement and cash flow statement together in each case with the notes thereon) made up to the Closing Date and for the financial period from 1 July, 2007 to the Closing Date prepared in accordance with South Korea GAAP and in manner consistent with past practice.

“Closing Date”	means 11 September, 2007 or such other date as is determined by the Seller and the Buyer.

“Closing Net Asset Value”	means the Net Asset Value of the Company as at the Closing Date as determined in accordance with Clause 6.3.

“Company”	has the meaning ascribed to such term in Recital A of this Agreement.

“control”	means, in relation to any person at any time, the power (whether directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise) to appoint the majority of the members of the governing body or management, or otherwise to control the affairs and policies of that other person.

“Disclosed”	means referred to in the Disclosure Letter or the Buyer Disclosure Letter (as the case may be).

“Disclosure Letter”	means the letter of even date herewith by the Seller to the Buyer (and acknowledged by the Buyer) on the execution and delivery of this Agreement.

“Encumbrance”	means any mortgage, charge (fixed or floating), pledge, lien, hypothecation, trust, right of set off or other third party right or interest (legal or equitable) including any right of pre-emption, assignment by way of security, reservation of title or any other security interest of any kind however created or arising or any other agreement or arrangement (including a sale and repurchase arrangement) having similar effect.

“Environment”	means the natural and man-made environment and all or any of the following media namely air, water and land including air within buildings and air within other natural or man-made structures above or below ground.

“Environmental Law”	means all laws, regulations, directives, statutes, subordinate legislation, common law and other national and local laws, all judgments, orders, instructions or awards of any court or competent authority and all codes of practice and guidance notes which relate to the Environment or human health or the health of animals or plants.

“External Auditors”	means such international auditing firm as may be nominated by the Buyer.

“General Event of Indemnification”	has the meaning set forth in Clause 8.1.1(b).

“Hong Kong”	means the Hong Kong Special Administrative Region of the PRC.

“ICC Rules”	has the meaning set forth in Clause 17.2.1.

“Independent Advisor”	KPMG International (Seoul office), or in the event that either the Seller or the Buyer is engaging the services of KPMG International (Seoul office) at the time of the request made under Clause 6.3.3, an independent firm of chartered accountants agreed by the parties in writing or, failing such agreement, the partner or firm of chartered accountants, appointed, on the application of either party, by the President of the Korean Institute of Certified Public Accountants for the time being.

“Intellectual Property”	means all of the following which is owned by, issued to or licensed to the Company, along with all income, royalties, damages and payments due or payable from time to time including, without limitation, damages and payments for past or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world: patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, revision, extension or re-examination thereof; trademarks, service marks, logos, trade names, Internet domain names and corporate names together with all goodwill associated therewith, including, without limitation the use of the current corporate name and all translations, adaptations, derivations and combinations of the foregoing; copyrights and copyrightable works (including without limitation, web sites); and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential information (including, without limitation, ideas, know-how, drawings, specifications, plans, proposals, financial, business and marketing plans, sales and promotional literature, and customer and supplier lists and related information); information technologies (including, without limitation, software programs, data and related documentation); and all copies and tangible embodiments of the foregoing (in whatever form or medium).

“KRW”	means the lawful currency of The Republic of Korea.

“Leased Properties”	means all the real properties leased by the Company, particulars of which are set out in the Disclosure Letter.

“Losses”	means all losses, liabilities, costs (including, without limitation, reasonable attorney’s fees), charges and expenses.

“Management Accounts Date”	means 30 June 2007.

“Management Accounts”	means the unaudited consolidated balance sheet of the Company as at the Management Accounts Date and the unaudited consolidated statements of profit and loss and cash flow of the Company for the period commencing from 1 January 2007 and ended on the Management Accounts Date prepared in accordance with South Korea GAAP and in a manner consistent with past practice.

“Material Adverse Change”	means any material adverse change in the business, assets or position (financial, trading or otherwise), profits or prospects of the Company or any event or circumstance that may result in such a material adverse change. Without prejudice to the generality of the foregoing and to the extent that any adverse change or series of adverse change can be quantified, any adverse change to the extent of more than US$65,000 or series of adverse change to the aggregate extent of more than US$65,000 shall be deemed to be a material adverse change.

“Net Asset Value”	means the amount by which the assets of the Company (excluding (i) the Properties and (ii) account receivables and unbilled work-in-progress due from Pantech & Curitel) exceed the liabilities of the Company subject to Clause 6.3.5.

“Owned Properties”	means all the properties beneficially owned by the Company, particulars of which are set out in the Disclosure Letter.

“Payment Account Details”	means, in relation to any payment to be made under or pursuant to this Agreement, the name, account number, account location and other details specified by the payee necessary to effect payment by wire transfer to the payee.

“Permit”	means any licence, consent, authorisation, certification or permit required under Environmental Law.

“Properties”	means the Leased Properties and Owned Properties.

“Purchase Price”	has the meaning set forth in Clause 3.1.

“Relief”	has the meaning set forth in Clause 8.2.1(b).

“Sale Shares”	has the meaning set forth in Recital B of this Agreement.

“Seller Indemnified Persons”	has the meaning set forth in Clause 8.1.2.

“Service Agreement”	has the meaning set forth in Clause 6.2.1(i).

“South Korea GAAP”	means the general accepted accounting principles applicable in The Republic of Korea, consistently applied.

“Special Event of Indemnification”	has the meaning set forth in Clause 8.1.1(c).

“Subsidiaries”	means any Affiliate of a company whose shares of more than fifty percent (50%) are owned by such company.

“Tax Authority”	means any local, municipal, governmental, state, federal or fiscal, revenue, customs or excise authority, body, agency or official anywhere in the world having or purporting to have power or authority in relation to Tax, including without limitation the National Tax Service of The Republic of Korea.

“Tax Event”	has the meaning set forth in Clause 8.2.1(a).

“Tax Legislation”	means all statutes, statutory instruments, orders, enactments, laws, by-laws, directives and regulations, whether domestic or foreign decrees, providing for or imposing any Tax.

“Taxation” or “Tax”	means all taxes, charges, duties, imposts, fees, levies or other assessments, and all estimated payments thereof, including without limitation income, business profits, branch profits, excise, property, sales, use, value added (VAT), environmental, franchise, customs, import, payroll, transfer, gross receipts, withholding, social security, unemployment taxes, as well as stamp duties and other costs, imposed by any Tax Authority, or any subdivision or agency thereof, and any interest and penalty relating to such taxes, charges, fees, levies or other assessments.

“US$”	means the lawful currency of the United States of America.

“Warranties”	has the meaning set forth in Clause 7.1.

1.2	In this Agreement, save where the context otherwise requires:

1.2.1	a reference to a statute or statutory provision shall include a reference:

(a)	to that statute or provision as from time to time consolidated, modified re-enacted, or replaced by any statute or statutory provision; and

(b)	any subordinate legislation made under the relevant statute;

1.2.2	words in the singular shall include the plural, and vice versa;

1.2.3	the masculine gender shall include the feminine and neutral and vice versa;

1.2.4	a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person’s executors or administrators;

1.2.5	a reference to a clause, sub-clause, Schedule and Exhibit shall be a reference to a clause, sub-clause, schedule and exhibit (as the case may be) of or to this Agreement;

1.2.6	if a period of time is specified and commences from a given day or the day of an act or event, it shall be calculated inclusive of that day;

1.2.7	references to any legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than The Republic of Korea be deemed to include what most nearly approximates in that jurisdiction to Korean legal term;

1.2.8	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

1.2.9	a reference to a balance sheet or profit and loss account shall include a reference to any note forming part of it;

1.2.10	where any of the Warranties is qualified in this Agreement or in the Disclosure Letter by the expression “to the Seller’s knowledge” or “so far as the Seller is aware” or any similar expression, that Warranty shall be deemed to include an additional statement that it has been made after due, diligent and careful enquiry to ensure that all information given in the Warranty is true, complete and accurate in all respects;

1.2.11	any reference herein to “including” shall be construed as a reference to “including but not limited to”;

1.2.12	the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement; and

1.2.13	references to this Agreement include this Agreement as amended or supplemented in accordance with its terms.

1.3	The designations adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

2.	SALE AND PURCHASE OF SALE SHARES

Subject to the terms and conditions herein set forth, the Buyer, relying on the agreements, covenants, representations, warranties, undertakings and indemnities of the Seller herein, hereby agrees to purchase from the Seller and the Seller as legal and beneficial owner hereby agrees to sell and transfer to the Buyer the Sale Shares on the Closing Date.

3.	PURCHASE PRICE

3.1	As consideration for the purchase of the Sale Shares, in reliance upon the representations and warranties, covenants, agreements and undertakings of the Seller made herein, and subject to the terms and conditions of this Agreement, the Buyer shall pay to the Seller (or where applicable, the Buyer shall remit to the Seller), the sum of US$7,490,000 (the “Purchase Price”).

3.2	Any payments made to a party to this Agreement pursuant to this Agreement shall be made in cash in US$ and effected by crediting the account specified in the Payment Account Details of the payee(s) by way of wire transfer in immediately available funds on or before the due date for payment which shall be a good discharge of the party required to make payment in respect of its obligations to make such payment.

3.3	Each of Buyer and Seller acknowledge and agree that the consummation of the purchase and sale transaction contemplated hereby will result in the obligation of Seller to pay, under the laws of The Republic of Korea: (i) a transfer income tax of 10% of the Purchase Price (the “Transfer Tax”); (ii) an inhabitant tax of 10% of the Transfer Tax amount (the “Inhabitant Tax”); and (iii) a security transaction tax in the amount of 0.5% of the Purchase Price (the “Security Transaction Tax” and together with the Transfer Tax and the Inhabitant Tax, collectively, the “Transactional Taxes”). Transactional Taxes calculated are set out in Exhibit C hereto. The Buyer shall be entitled to deduct or withhold from the Purchase Price , the Transactional Taxes (at the rates mentioned in this Clause 3.3 or at such other rates as may be applicable from the date of this Agreement until Closing) and such other amount as the Buyer may be required to deduct or withhold on account of any Tax under any applicable law or regulations (including those of The Republic of Korea) and hereby covenants and agrees to promptly remit such applicable Taxes to the appropriate taxation authority in accordance with the applicable laws or regulations. The Buyer shall pay only the balance of the Purchase Price to the Seller and in such event, the payment of such balance of the Purchase Price (after the deduction or withholding as aforesaid) shall be deemed to be a good discharge of the Buyer’s obligations to make payment of the Purchase Price hereunder.

4.	CONDITIONS

4.1	Conditions Precedent

The obligations of the Buyer under this Agreement are subject to the Buyer’s satisfaction that the following conditions have been duly fulfilled:

4.1.1	completion of satisfactory (in Buyer’s sole and discretionary judgement) legal, commercial, IT, human resources, taxation, financial and clients due diligence by the Buyer;

4.1.2	the completion of any formal internal corporate approval by Aegis Group plc including approval by the board of directors and the Chief Executive Officer of Aegis Group plc;

4.1.3	(a)	there having occurred no Material Adverse Change in the period between the date of this Agreement and Closing;

	(b)	nothing having occurred or been omitted which is, or had it occurred or been omitted on or before the date of this Agreement would have constituted, a material breach of the Warranties;

	(c)	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing, which has the effect of making unlawful or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

	(d)	each of the Seller and CDC having performed or complied with, in all material respects, all covenants, obligations and agreements contemplated by this Agreement to be performed or complied with by it at or prior to Closing, including without limitations those set forth in Clause 5;

(e)	all necessary notification and filings having been made, the expiry, lapsing or termination of all applicable waiting periods (including extensions thereof) under any applicable legislation or regulations and all the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary for or in respect of the proposed sale of the Sale Shares by the Seller to the Buyer, including, without limitation, the acceptance of the business combination report by the Korean Fair Trade Commission under the Monopoly Regulation and Fair Trade Act, having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals, remaining in full force and effect.

4.1.4	the Seller having certified in writing the matters mentioned under Clause 4.1.3.

4.1.5

the consent or waiver from Pantech & Curitel (in such form and substance satisfactory to the Buyer) in connection with the transfer of the Sale Shares under this Agreement pursuant to the agreement between the Company and Pantech & Curitel dated 16th June, 2006 shall have been obtained and be remained in full force and effect.

4.1.6	the simultaneous and successful completion of the transactions contemplated under all the Acquisition Agreements to the satisfaction of the Seller and Buyer.

4.2	The obligations of the Seller under this Agreement are subject to the Seller’s satisfaction that the following conditions have been duly fulfilled:

4.2.1	the receipt of any requisite corporate approvals by the Seller, including approval by the board of directors of the Seller;

4.2.2	(a)	there having occurred no Material Adverse Change in the period between the date of this Agreement and Closing;

	(b)	nothing having occurred or been omitted which is, or had it occurred or been omitted on or before the date of this Agreement would have constituted, a material breach of the Buyer Warranties;

	(c)	no order or judgement of any court or governmental, statutory or regulatory body having been issued or made prior to Closing, which has the effect of making unlawful or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(d)	the Buyer having performed or complied with, in all material respects, all covenants, obligations and agreements contemplated by this Agreement to be performed or complied with by it at or prior to Closing;

(e)	all necessary notification and filings having been made, the expiry, lapsing or termination of all applicable waiting periods (including extensions thereof) under any applicable legislation or regulations and all the licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals necessary for or in respect of the proposed sale of the Sale Shares by the Seller to the Buyer, including, without limitation, the acceptance of the business combination report by the Korean Fair Trade Commission under the Monopoly Regulation and Fair Trade Act, having been obtained from appropriate governments, governmental, supranational or trade agencies, courts or other regulatory bodies and such licences, authorisations, orders, grants, confirmations, permissions, registrations and other approvals, remaining in full force and effect;

4.2.3	the simultaneous and successful completion of the transactions contemplated under all the Acquisition Agreements to the satisfaction of the Seller and Buyer.

4.3	Responsibility for Satisfaction

4.3.1	The Seller undertakes to use its reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.3 to 4.1.5 as soon as reasonably practicable after the date of this Agreement and before Closing, and shall promptly give notice to the Buyer upon satisfaction of the same.

4.3.2	The Buyer undertakes to use its reasonable endeavours to ensure the satisfaction of the conditions set out in Clauses 4.2.2 (b) and (d) as soon as reasonably practicable after the date of this Agreement and before Closing, and shall promptly give notice to the Seller upon satisfaction of the same.

4.3.3	Without prejudice to the foregoing, it is agreed that all requests and enquiries from any government, governmental, supranational or trade agency, court or regulatory body shall be dealt with by the Seller and the Buyer in consultation with each other and each of the Seller and the Buyer shall upon mutual agreement, promptly co-operate with and provide all necessary information and assistance reasonably required by such government, agency, court or body upon being requested to do so by the other.

4.3.4	The Buyer may at any time by notice in writing to the Seller, waive any of the conditions in Clause 4.1, in whole or in part, or extend the time set out in Clause 4.4 within which the conditions set out in Clause 4.1 shall be satisfied and such waiver may be made subject to such terms and conditions as are determined by the Buyer.

4.3.5	The Seller may at any time by notice in writing to the Buyer waive any of the conditions in Clause 4.2, in whole or in part, or extend the time set out in Clause 4.4 within which the conditions set out in Clause 4.2 shall be satisfied and such waiver may be made subject to such terms and conditions as are determined by the Seller.

4.3.6	Should the Buyer or the Seller become aware of anything which will or may prevent any of the conditions set out in Clause 4.1 or Clause 4.2 from being satisfied by the time and date required by Clause 4.4.1 and Clause 4.4.2 the relevant party shall forthwith notify the other in writing.

4.4	Non-Satisfaction

4.4.1	If any of the conditions in Clause 4.1 is not satisfied or waived by the Buyer on or before 11 September, 2007 or such other date as the parties may agree or the Buyer becomes aware of any fact that would prevent any of the conditions in Clause 4.1 from being satisfied, the Buyer may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from any antecedent breach (including breach of any undertaking contained in Clause 4.3.1).

4.4.2	If any of the conditions in Clause 4.2 is not satisfied or waived by the Seller on or before 11 September, 2007 or such other date as the parties may agree or the Seller becomes aware of any fact that would prevent any of the conditions in Clause 4.2 from being satisfied, the Seller may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim arising from any antecedent breach (including breach of any undertaking contained in Clause 4.3.2).

4.4.3	In the event that the Buyer or Seller shall terminate this Agreement in accordance with Clause 4.4.1 or Clause 4.4.2 (as the case may be), and without limiting the Buyer’s or Seller’s right to claim, all obligations of the Buyer and Seller under this Agreement shall, unless otherwise expressly stated, cease, but, for the avoidance of doubt, all rights and liabilities of the parties which have accrued before such termination shall continue to exist.

5.	ACTION PENDING CLOSING

5.1	Seller’s General Obligations

The Seller undertakes to procure that from the date of this Agreement until Closing:

5.1.1	the Company will carry on business only in the ordinary and usual course and in the manner and scope carried on as at the date of this Agreement save insofar as agreed in writing by the Buyer;

5.1.2	the Buyer and its agents will, upon reasonable notice, be allowed access to the clients, employees and premises of the Company and shall also be allowed access to, and to take copies of, the books and records of the Company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of the Company, subject always to the applicable protections of confidentiality set forth in Clause 14 hereof;

5.1.3	such representatives and advisers as the Buyer requests may be designated to work with the Seller with regard to the management and operations of the Company. The Seller will consult with such representatives and advisers with respect to any action which may materially affect the business of the Company taken as a whole. The Seller will furnish to such representatives and advisers such information as it may reasonably request for this purpose;

5.1.4	the Company shall take all commercially reasonable efforts consistent with past practices to maintain the present status of its property and assets and the validity of its Intellectual Property;

5.1.5	save only as may be necessary to give effect to this Agreement, neither the Seller nor the Company shall commit, voluntarily permit or procure any act or omission which would render any of the Warranties untrue, inaccurate or misleading in any respect upon Closing; and

5.1.6	the Company shall use its commercially reasonable efforts to promptly provide to the Buyer monthly management accounts in the usual form generated by the Company.

5.2	Restrictions on the Company

Without prejudice to the generality of Clause 5.1, the Seller shall procure that between the date of this Agreement and Closing and except as may be expressly provided or contemplated in this Agreement or with the prior written consent of the Buyer (which consent shall not be unreasonably withheld), the Company will not:

5.2.1	incur or enter into any agreement or commitment involving any capital expenditure in excess of US$65,000;

5.2.2	enter into or amend any contract or commitment: (i) which is not capable of being terminated without compensation at any time with one months’ notice or less; or (ii) which is not in the ordinary and usual course of business and on arms’ length terms or (iii) which involves or may involve total revenue or total expenditure in excess of US$65,000;

5.2.3	enter into any leasing, hire purchase or other agreement or arrangement for payment on deferred terms otherwise than in the ordinary course of business;

5.2.4	incur any indebtedness otherwise than in the ordinary and usual course of business;

5.2.5	save as required by law, make any amendment to the terms and conditions of employment or engagement (including, without limitation, remuneration, pension entitlements and other benefits) of any employee, consultants or interns, provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependants, or dismiss or terminate (except with good cause) the employment of any employee or engage or appoint any additional employee;

5.2.6	acquire or agree to acquire or sell, transfer, lease, assign or dispose of or agree to sell, transfer, lease, assign or dispose of any material asset or material stocks or enter into or amend any material contract or arrangement;

5.2.7	sell, convey, lease, assign or otherwise transfer or dispose of any interest in any debts or factor any notes or amounts receivable except in the ordinary course of business;

5.2.8	delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit periods authorised by the relevant creditors (or (if different) the period extended prior to the date of this Agreement by creditors in which to make payment);

5.2.9	amend, to any material extent, any of the terms on which goods, facilities or services are supplied, except where required to do so in order to comply with any applicable legal or regulatory requirement;

5.2.10	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party or create or agree to create any Encumbrance over any of its assets or undertaking;

5.2.11	amend or discontinue any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

5.2.12	allot, issue, redeem, vary or repurchase or agree to allot, issue, redeem, vary or repurchase any share or equity or loan capital (or option or right to subscribe for the same);

5.2.13	acquire or agree to acquire any share, shares, assets or other interest in any company, partnership or other venture or incorporate any subsidiary;

5.2.14	declare, make or pay any dividend or other distribution to shareholders;

5.2.15	make any change to its accounting practices or policies or accounting reference date or amend its memorandum or articles of association (or equivalent constitutional documents);

5.2.16	make any substantial change in the nature or organisation of its business;

5.2.17	discontinue or cease to operate all or a material part of its business or resolve to be wound up;

5.2.18	change its residence for Taxation purposes;

5.2.19	pass any resolution (other than resolutions of a routine nature) in general meeting or by way of written resolutions of the shareholder;

5.2.20	grant a licence of or assign or otherwise dispose of any Intellectual Property owned by the Company to a third party;

5.2.21	commence, compromise or discontinue any legal or arbitration proceedings (other than in respect of the collection of debts which are not material in the context of its business in the ordinary and usual course of business); or

5.2.22	acquire or agree to acquire or dispose of or agree to dispose of any freehold or leasehold interest in land.

5.3	Exercise of Buyer’s Rights

It is hereby acknowledged (for the avoidance of doubt) that none of the provisions of this Clause 5 or the exercise or failure to exercise by the Buyer of its rights thereunder, shall give rise to any liability on the part of the Buyer or any of its employees, consultants or representatives or any person connected with it (except to the extent any losses or damages to the Seller or the Company are caused by the Buyer’s gross negligence or wilful misconduct in respect of the exercise of the Buyer’s rights under Clause 5.1.2) .

6.	CLOSING

6.1	Closing shall take place at the offices of Jones Day at 29th Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong or such other place as the parties may agree, on the Closing Date.

6.2	On the Closing Date:

6.2.1	the Seller shall deliver or cause to be delivered to the Buyer:

(a)	duly executed instruments of transfer, including deed of share transfer, in respect of the Sale Shares in favour of the Buyer or its nominee together with definitive share certificates thereof (if issued) in the names of the relevant transferor;

(b)	any waivers, consents or other documents (if applicable) required to vest in the Buyer or its nominee the full legal and beneficial ownership of the Sale Shares and enable the Buyer to procure them to be registered in the name of the Buyer or its nominee;

(c)	the certified copy of the corporate registry extract, corporate seal and corporate seal registration certificate and card, minute book, statutory register and share certificate books and register of shareholders of the Company;

(d)	the title deeds, leases and documents (if applicable) relating to the Properties owned or occupied by the Company;

(e)	the resignation of the auditors (if any) of the Company confirming that there are no circumstances connected with their resignation which should be brought to the attention of the members or creditors of the Company and that no fees are due to them;

(f)	the resignation of all the directors and the statutory auditors of the Company, executed as a deed, and confirming that they have no claim against the Company whether for loss of office or otherwise;

(g)	an acknowledgement from the Seller to the Buyer and the Company, executed as a deed, to the effect that there is no outstanding indebtedness or other liability owing at the Closing Date from the Company to the Seller or the Seller’s Affiliate;

(h)	certificate in the form set out in Exhibit D1 duly executed by the Seller confirming the Warranties;

(i)	the service agreement in Agreed Form duly executed by the Company and Lee Sun Young, Kim Jeong-Won, Kim Jung, Kim Hyun Jung, Seo Jong-Chul, Kim Jong-Su, Lee Sang-Han, Ahn Ji Suk;

(j)	legal opinion from BVI counsel and Cayman counsel in the Agreed Form and dated as of the Closing Date;

(k)	reasonably current Certificates of Good Standing and Incumbency of the Seller and CDC;

(l)	signed copy of the resolutions duly passed by the directors of the Company approving the matters referred to in Clause 6.2.2;

(m)	signed copy of the resolutions duly passed by the directors of each of the Seller and CDC approving this Agreement, the transactions contemplated hereunder, and the execution, delivery and performance of this Agreement by the Seller and CDC; and

(n)	all other documents, records, correspondence, files and other papers in respect of the Company which are in the Seller’s possession or control.

6.2.2	The Seller shall procure that the following business is transacted at the meetings of the directors of the Company:

(a)	the directors of the Company shall approve the transfers of the Sale Shares and the registration and entry of the transferee in the register of members of the Company;

(b)	all existing mandates for the operation of the bank accounts of the Company shall be revoked and new mandates issued giving authority to those persons nominated by the Buyer;

(c)	the Service Agreement and such other documents as may be required to be executed by the Company hereunder shall be approved and executed by the Company;

(d)	the persons nominated by the Buyer for appointment as directors and secretary of the Company shall be so appointed; and

(e)	the External Auditors shall be appointed as auditors of the Company.

6.2.3	The Seller shall procure and undertake that as at the Closing Date:

(a)	there are no sums owing to the Seller or the Seller’s Affiliate by the Company, whether or not such sums are due for repayment;

(b)	the Company is released from any guarantee, indemnity, bond, letter of comfort or Encumbrance or other similar obligation given or incurred by it which relates in whole or in part to debts or other liabilities or obligations, whether actual or contingent, of any person other than the Company and prior to such repayment or release, the Seller shall keep the Company fully indemnified against any failure to make any such repayment or any liability arising under any such guarantee, indemnity, bond, letter of comfort or Encumbrance.

6.2.4	Upon compliance by the Seller with the provisions of Clauses 6.2.1 to 6.2.3 the Buyer shall, at Closing, pay the Purchase Price to the Seller in accordance with Clauses 3.2 and 3.3.

6.2.5	The Buyer shall provide Seller with a certificate in the form set out in Exhibit D2 hereto duly executed by the Buyer confirming the Buyer Warranties contained in Clause 12 hereof.

6.2.6	It is a condition to Closing that (and the Buyer and Seller shall have no obligation to complete the sale and purchase of the Sale Shares hereunder unless) the transactions contemplated under all the Acquisition Agreements shall be completed simultaneously and successfully with the completion of the sale and purchase of the Sale Shares hereunder.

6.3	Closing Accounts

6.3.1	Within a period of two (2) months after Closing, the Buyer shall at its sole cost and expense prepare the Closing Accounts and provide the Seller with a written statement of its calculation (the “Calculation Statement”) of the Closing Net Asset Value according to the Closing Accounts. The Seller shall render reasonable assistance to the Buyer and provide such information as the Buyer may reasonably require in order to enable the Buyer to prepare the Closing Accounts at the Buyer’s sole cost and expense.

6.3.2	Upon receiving a Calculation Statement, the Seller shall within thirty (30) days either (i) notify the Buyer in writing that they agree with the Calculation Statement or (ii) notify the Buyer in writing that it does not agree with the Calculation Statement and stating the grounds of its disagreement and its own calculation of the Closing Net Asset Value together with a copy of any financial information used in making such calculation (the “Dispute Notice”). The Buyer shall give reasonable assistance to the Seller and its representatives and agents including without limitation access to the Company’s books and records necessary for the Seller to evaluate the Calculation Statement. If the Buyer does not receive any Dispute Notice from the Seller within such thirty (30) days period, the Seller shall be deemed to have agreed to the Calculation Statement and the Buyer’s calculation of the Closing Net Asset Value.

6.3.3	In the event a Dispute Notice is given by the Seller according to Clause 6.3.2, the Seller and the Buyer shall meet and attempt in good faith to resolve the items or amounts in dispute. If the Seller and the Buyer are unable to reach an agreement within five (5) days after receipt of the Dispute Notice by the Buyer, either party may request an Independent Advisor to review the disputed items or amounts and compute the Closing Net Asset Value in question. In making its calculation, the Independent Advisor shall consider only the items or amounts in dispute (and to the extent required, any other items or amounts necessary to derive the disputed items or amounts). Such determination shall be made within fourteen (14) days after such request and shall be conclusive and binding on the parties. The fees, costs and expenses of the Independent Advisor shall be borne by the party whose calculation of the Closing Net Asset Value is furthest from the Independent Advisor’s calculation.

6.3.4	If the Closing Net Asset Value is less than the sum of US$1,000,000, the Seller shall forthwith pay to the Buyer the amount of the deficit. If the Closing Net Asset Value is greater than the sum of US$1,000,000, the Buyer shall forthwith pay to the Seller the amount by which the Closing Net Asset Value exceed US$1,000,000.

6.3.5	Without prejudice to Clause 6.2.3, the amount by which the account receivables from related party exceed the liabilities owing to related party shall not be included as assets of the Company for calculation of the Net Asset Value.

6.3.6	The Buyer shall procure the Company to use commercially reasonable efforts, which efforts shall be at least equal to the efforts the Company used to collect its current accounts receivables, to collect the accounts receivables included in the calculation of the Closing Net Asset Value. Provided that the Buyer fulfills its obligations set forth in the preceding sentence, the Seller shall reimburse to the Buyer 85% of the amount of the account receivables included in the calculation of the Closing Net Asset Value which is not fully paid by the relevant debtor within a period of six (6) months after Closing (“Outstanding Accounts Receivables”). Upon the Seller’s reimbursement of the Outstanding Accounts Receivables to the Buyer, the Buyer shall procure the Company to assign the right for collection of the Outstanding Account Receivables from the Company to the Seller. The Company upon Seller’s request, shall use commercially reasonable efforts to assist Seller in collecting any Outstanding Accounts Receivables assigned to the Seller pursuant to the foregoing sentence for a period of six (6) months after the assignment of such Outstanding Accounts Receivables to the Seller.

6.3.7	After Closing, the Buyer shall procure the Company to assign the right for collection of the account receivables and unbilled work-in-progress due from Pantech & Curitel (“P&C Receivables”) to the Seller. The Buyer shall reimburse the Seller any amount of P&C Receivables paid by Pantech & Curitel after Closing within ten (10) Business Days of receipt of the P&C Receivables. For a period of one (1) year after Closing, the Company upon the Seller’s request, shall use commercially reasonable efforts to assist Seller in collecting the P&C Receivables.

7.	WARRANTIES BY SELLER

7.1	The Seller hereby warrants and represents to the Buyer that the matters set forth in Clauses 7.1.1 to 7.1.89 (“Warranties”) are true, accurate and correct (a) as of the date of this Agreement and (b) as of the Closing Date.

GENERAL WARRANTIES

The Accounts

7.1.1	General

the Accounts and Management Accounts:

(a)	have been prepared in accordance with South Korea GAAP;

(b)	are accurate and show a true and fair view of the affairs of the Company as at the specified accounting date and of its results for the accounting reference period ended on that date;

(c)	comply with the requirements of all relevant statutes;

(d)	are prepared on consistent bases and policies of accounting; and

(e)	are not affected by any unusual or non-recurring items except as may be referenced in the notes associated therewith.

7.1.2	Provision for liabilities, capital commitments and bad debts the Accounts and Management Accounts make adequate provisions or reserves for, or disclose, all liabilities (including contingent, deferred and disputed liabilities) and whether liquidated or unliquidated and all capital commitments of the Company as at the specified accounting date, indicate clearly which of those liabilities are not usually provided for or reserved, and make adequate provision or reserve for all bad and doubtful debts. All accounts and notes receivables of the Company are, individually and in the aggregate, collectible in full, net of reserves therefore. Save as Disclosed, all accounts and notes receivable of the Company represent sales actually made in the ordinary course of business or valid claims as to which full performance has been rendered by the Company. To the Seller’s knowledge, no counter claims, defences or offsetting claims with respect to the accounts or notes receivable of the Company are pending or threatened. All of the accounts and notes receivable of the Company relate solely to sales of goods or services to customers of the Company, none of whom are Affiliates of the Company or any of its Affiliates.

7.1.3	Valuation of inventory

in the Accounts and Management Accounts any slow moving inventory has been written down appropriately, all redundant or obsolete inventory has been wholly written off, and the value attributed to the remaining inventory does not exceed the lower of cost or net realisable value at the specified accounting date.

7.1.4	Valuation and depreciation as in previous accounts

the method of valuing inventory and work in progress adopted in the Accounts and Management Accounts and the basis of depreciation adopted in respect of fixed assets are the same as the corresponding accounts for the preceding years (if any).

7.1.5	Rate of depreciation

the rate of depreciation adopted in the Accounts and Management Accounts is sufficient for the value of each of the fixed assets of the Company to be written down to nil by the end of its useful working life.

7.1.6	Profits

the profits shown in the Accounts and Management Accounts have not been affected (except as disclosed in those accounts) by any extraordinary or exceptional event or circumstance or by any other factor rendering them unusually high or low except as may be referenced therein.

7.1.7	Position since Accounts Date and Management Accounts Date

save as Disclosed, since the Accounts Date:

(a)	no dividend or other distribution has been declared, paid or made by the Company;

(b)	the business of the Company has been carried on in the ordinary course and so as to maintain it as a going concern;

(c)	there has been no Material Adverse Change in the financial or trading position or prospects of the Company;

(d)	there has been no reduction amounting to a Material Adverse Change in the value of the net tangible assets of the Company on the basis of the valuations adopted in the Accounts and the Management Accounts;

(e)	the Company has not entered into any transaction which has given rise or shall give rise to a liability to Taxation on the Company (or would have done so or would or might do so but for the availability of any relief, allowance, deduction or credit) other than profits tax on actual income (and not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business;

(f)	the business of the Company has not been affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a similar extent and the Seller is not aware of any facts likely to give rise to any such effect whether before or after Closing;

(g)	the Company has not acquired or disposed of or agreed to acquire or dispose of any business or any asset other than trading inventory in the ordinary course of business;

(h)	no debtor has been released by the Company on terms that he pays less than the book value of any debt (subject to settlement discounts on the usual terms which have been Disclosed to the Buyer) and no debt has been written off or has proved to be irrecoverable to any extent;

(i)	the Company has not paid any service, management or similar charges or any interest or amount in the nature of interest to any other person or incurred any liability to make such a payment other than in the ordinary course of business;

(j)	the Company has not issued or agreed to issue any share or grant any option or right to acquire or subscribe any of the shares in the Company;

(k)	the Company does not have any known, material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, regardless of when asserted) arising out of transactions or events entered into prior to the date of this Agreement, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events occurring prior to the date of this Agreement, except (i) liabilities reflected in the Accounts or Management Accounts, (ii) liabilities that have arisen after the Accounts Date or Management Accounts Date in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, legal violation or environmental liability); or (iii) as otherwise set forth in the Disclosure Letter; and

(l)	The Disclosure Letter sets forth a true, accurate and complete list of the name and address of each bank with which the Company has an account or safe deposit box and the name of each person authorized to draw thereon or have access thereto.

Assets

7.1.8	Title to assets

save as Disclosed, the assets included in the Accounts and Management Accounts or acquired by the Company since the Accounts Date and Management Accounts Date (other than trading inventory disposed of since that date in the ordinary course of business) and all other assets used or employed by the Company are the property of the Company free from any mortgage, charge, lien, bill of sale or other Encumbrance and are not the subject of any leasing, hiring or hire-purchase agreement or agreement for payment on deferred terms or assignment or factoring or other similar agreement or any interests of the third parties, and all such assets are in the possession or under the control of the Company.

7.1.9	Condition of office equipment

the office equipment, computer systems and vehicles used by the Company are in good repair, regularly maintained and fully serviceable and comply in all material respects with any applicable legal requirement or restriction, and the vehicles are duly licensed and suitable for the purposes for which they are used.

7.1.10	Control of records and information

save as Disclosed, all records and information belonging to the Company (whether or not held in written form) are in its exclusive possession, under its direct control and subject to unrestricted access by it.

7.1.11	Acquisition at arm’s length

the Company has not acquired any asset on terms which were not at arm’s-length basis.

7.1.12	Realisation of inventory

save as Disclosed, the present inventory of the Company shall, if disposed of within twelve months from the date of this Agreement, realise in total at least the amount at which it is included in its books.

7.1.13	Nature of debts

save as Disclosed, the Company is not owed any money other than trade debts incurred in the ordinary course of business and cash at bank.

7.1.14	Realisation of book debts

the book debts shown in the Accounts and Management Accounts have realised, or shall realise within twelve months from the date of this Agreement, their full nominal amount less any reserve for bad or doubtful debts included in the Accounts and Management Accounts; and the book debts of the Company which have arisen since the Accounts Date and Management Accounts Date shall realise within the same period.

7.1.14A	Net asset value and Working Capital

the Company has a Net Asset Value of not less than US$1,000,000 on the Closing Date.

Borrowings, Grants and Loans to Directors

7.1.15	Borrowings

save as Disclosed:

(a)	the Company does not have outstanding any obligation for the payment or repayment of money, whether present or future, actual or contingent, in respect of:

(i)	monies borrowed or raised (whether from banks or its Affiliates or otherwise and including, without limitation, any revolving lines of credit or term loans);

(ii)	any recourse to a company selling or discounting receivables in respect of receivables sold or discounted;

(iii)	moneys raised under any bond, note, stock, or other security;

(iv)	moneys raised under or in respect of acceptance credit and documentary credit facilities;

(v)	the acquisition cost of assets or services to the extent payable after the time of acquisition or possession;

(vi)	rental payments under capital leases, chattel leases and hire purchase agreements; or

(vii)	any guarantee, indemnity or other assurance against or arrangement intended to prevent or limit loss in respect of any obligation for the payment or repayment of money described in paragraphs (i) to (vi) above whether by the Seller, its Affiliates, shareholders, managers, officers, employees, agents, representatives or any other third party

(any such obligation being referred to under this Agreement as a “Borrowing”);

(b)	save as Disclosed, the Company does not have subsisting over the whole or any part of its present or future revenues or assets any Encumbrance, mortgage, charge, pledge, lien or other security interest or any other agreement or arrangement having a similar effect.

(c)	save as Disclosed, no Borrowing of the Company has become or is now due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no demand or other notice requiring the payment or repayment of money before its normal or originally stated maturity has been received by the Company.

(d)	no event or circumstance has occurred, or may occur with the giving of notice or lapse of time determination of materiality or satisfaction of any other condition, such as to entitle any person to require the payment or repayment of any Borrowing before its normal or originally stated maturity or which is or shall be such as to terminate, cancel or render incapable of exercise any entitlement to draw money or otherwise exercise the rights of the Company under an agreement relating to Borrowing.

7.1.16	Grants and subsidies

the Company has not done or agreed to do anything as a result of which:

(a)	any investment grant or other grant or any subsidy received by the Company is or may be liable to be refunded wholly or partly; or

(b)	any application made by the Company for such a grant or subsidy shall or may be refused wholly or partly and neither the signature nor the performance of the Agreement shall have any such result.

7.1.17	Loans to directors and connected persons

there is not outstanding:

(a)	any loan made by the Company to, or debt owing to the Company by, the Seller or any director or officer or Affiliate of the Company or any person connected with any of them;

(b)	any agreement or arrangement to which the Company is a party and in which the Seller or any director or officer or Affiliate of the Company or any person connected with any of them is interested;

(c)	any agreement or arrangement between the Company and any company of which it is a subsidiary or another subsidiary of any such company (including, but not limited to, any such agreement or arrangement under which the Company is, or may in the future become, liable to pay any service, management or similar charge or to make any payment of interest or in the nature of interest).

Environment

7.1.18	the Company has complied in all material respects with Environmental Law and:

(a)	there are no circumstances in relation to the Company which could reasonably be expected to give rise to, or to the Seller’s knowledge have given rise to any civil, criminal, administrative or other action, claim, suit, complaint, proceeding, investigation, decontamination, remediation or expenditure by any person or competent authority under Environmental Law in relation to any properties now owned or formerly owned by the Company;

(b)	the Company has obtained and there are in full force and effect and the Company has at all times complied in all material respects with all environmental Permits necessary for the business of the Company, there are no circumstances which could reasonably be expected to lead to the revocation, cancellation, suspension, modification, variation or alteration of such environmental Permits and there are no circumstances which necessitate any works, remediation or expenditure (other than routine maintenance) in order to continue to comply with the environmental Permits;

(c)	at no time has the Company received any notice alleging a breach of the terms of an environmental Permit or any other breach of Environmental Law;

(d)	all assessments, reviews, reports, returns, information and audits required by Environmental Law or any environmental Permit have been properly carried out and submitted to the appropriate authorities and their recommendations and requirements implemented where required by Environmental Law;

(e)	to the Seller’s knowledge, there are no further environmental Permits to be obtained in connection with the current business of the Company which require works, remediation or additional expenditure to ensure compliance with such environmental Permits.

Intellectual Property Rights

7.1.19	Intellectual Property

(a)	the Intellectual Property comprises all of the intellectual property rights necessary for the operation of the Company’s business as conducted by the Company prior to the date of this Agreement and the Closing Date;

(aa)	Save as Disclosed, there is no other:

(i)	patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by the Company;

(ii)	trade names and unregistered trademarks, service marks and domain names owned or used by the Company;

(iii)	copyrights and copyrightable works owned or used by the Company; and

(iv)	licenses or similar agreements for the Intellectual Property to which the Company is a party, either as licensee or licensor;

(b)	save as Disclosed, the Company owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, the Intellectual Property necessary for the operation of its business as conducted by it prior to the date of this Agreement and the Closing Date free and clear of all liens, licenses, security interests, encumbrances and other restrictions;

(c)	to the Seller’s knowledge no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made, is currently outstanding or is threatened and, to the Seller’s knowledge there are no grounds for the same;

(d)	to the Seller’s knowledge, no loss or expiration of any part of the Intellectual Property is pending or reasonably foreseeable;

(e)	the Company has not received any notices of, and is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property (including, without limitation, any demand or request that the Company license any rights from a third party);

(f)	save as Disclosed, the Company has not infringed, misappropriated or otherwise conflicted with any intellectual property rights or other rights of any third parties and the Company is not aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of its business as conducted by the Company prior to the date of this Agreement and the Closing Date; and

(g)	the transactions contemplated by this Agreement will have no effect on the Company’s right, title and interest in and to the Intellectual Property. The Company has taken all necessary action, in its reasonable business judgment, to maintain and protect the Intellectual Property so as to not affect the validity or enforceability of the Intellectual Property.

7.1.20	Web site

save as Disclosed, with respect to the Company’s Web site, the Company has taken all commercially reasonable steps in connection with the creation and operation of the Web site, including, without limitation, the following:

(a)	the Company (i) has obtained the following Universal Resource Locators (“URLs”): igk.co.kr, ionglobal.co.kr and ion-global.co.kr; (ii) has maintained adequate computer resources and system redundancies to ensure that no service outages will occur due to insufficient data-storage, memory, server or other related reasons at operations levels consistent with the Company’s business as currently conducted; and (iii) has in place a plan to permit and accommodate anticipated increases in traffic levels (e.g., additional servers, hardware, software and/or personnel); and

(b)	to the Seller’s knowledge, the Company has complied in all material respects with all relevant laws of The Republic of Korea and current privacy standards regarding data collection of site visitors and customers, including without limitation, obtaining certification from eTrust and BBBOnline as applicable (if global—then must also be in compliance with the European Privacy Directive and register accordingly, as well as other countries’ privacy policies).

Commercial Arrangements and Conduct

7.1.21	Material contracts

save as Disclosed, in relation to the Company, there is not outstanding:

(a)	any contract of guarantee, indemnity or suretyship or any contract to secure any obligation of any person;

(b)	any agreement or arrangement between the Company and a major distributor, supplier or customer of the Company which involves total revenue or total expenditure in excess of US$65,000;

(c)	any joint venture, consortium or partnership agreement or arrangement to which the Company is a party;

(d)	any sale or purchase option or similar agreement or arrangement affecting any assets owned or used by the Company or by which it is bound;

(e)	any liability, obligation or commitment of any kind (other than those listed in (a) to (d) above) on the part of the Company (including a capital commitment) which:

(i)	is incapable of complete performance within three months from Closing Date; or

(ii)	has not been incurred in the ordinary course of business; or

(iii)	is, or is likely to be, of major significance to the Company; or

(iv)	exceeds, or is likely to exceed, in aggregate a sum of US$65,000.

7.1.22	Effect of Agreement on other agreements

save as Disclosed, there is no agreement or arrangement involving a total revenue or total expenditure in excess of US$65,000 between the Company and any other person which shall or may be terminated as a result of this Agreement or Closing or which shall be affected by it or which includes any provision with respect to a change in the control, management or shareholders of the Company.

7.1.23	Commercial position

(a)	the list of the top 20 customers of the Company (as determined by the aggregate amounts invoiced by the Company to such customers during 2006) and the total amount of net sales to each of them during the last completed financial year are set out in the Disclosure Letter;

(b)	so far as the Seller is aware:

(i)	there is no customer or supplier of the Company who has ceased purchasing or ordering from or supplying to it or who to the Seller’s knowledge is likely after the date of this Agreement or Closing to reduce substantially or terminate purchases or orders from or supplies to it;

(ii)	there are no special circumstances which might lead to the supply by the Company or to it of any goods or services, being restricted or hindered.

7.1.24	Restrictive agreements and anti-competitive behaviour

(a)	the Company does not infringe and has not infringed any legislation applicable in any jurisdiction relating to anti-competitive agreements or practices or behaviour or any similar matter;

(b)	the Seller is not, in relation to the Company or business of the Company, bound by or party to any order or decision made or undertakings (binding or not) given to or any court or tribunal of competent jurisdiction or any similar authority in any jurisdiction, under or in any law, regulation or administrative process relating to unfair competition, anti-trust, monopolies, mergers or other similar matters;

(c)	except as contemplated by this Agreement and the related agreements, the Seller is not, in relation to the Company or business of the Company, within the last two years been party to any merger, acquisition, reorganization or other similar arrangement which was capable of review by any anti-trust or similar authorities in any jurisdiction.

7.1.25	Notice of official action

the Company is not aware of any process, notice or communication, formal or informal, by or on behalf of any authority of any country having jurisdiction in anti-trust matters, in relation to any aspect of the business of the Company or the conduct of the Company or any agreement or arrangement to which the Company is or was, or is alleged to be or have been, a party, and so far as the Seller is aware the Company is not likely to receive any such process, notice or communication.

Litigation, Defaults and Insurance

7.1.26	Legal proceedings

save as Disclosed, the Company is not engaged or proposing to engage in any litigation, arbitration, prosecution or other legal proceedings, and there are no claims or actions (whether criminal or civil) in progress, outstanding, pending or threatened against the Company, any of its assets or to the Seller’s knowledge, against any of its directors or officers or in respect of which the Company is liable to indemnify any party concerned.

7.1.27	Unlawful acts by Company

to the Seller’s knowledge, neither the Company nor any of its directors, or any of its Affiliates officers or employees has by any act or default committed:

(a)	any criminal or unlawful act in connection with the business of the Company, other than minor road traffic offences;

(b)	any breach of trust, fraud or other wilful misconduct or misappropriation or infringement of any Intellectual Property in relation to the business or affairs of the Company; or

(c)	any breach of contract or statutory duty or any tortious act which could entitle any third party to terminate any contract to which the Company is a party or could lead to a claim against the Company for damages, compensation or an injunction.

7.1.28	Defaults by others

save as Disclosed, no party with whom the Company has entered into any contract is in default under it, and there are no circumstances likely to give rise to such a default.

7.1.29	Official investigations

to the Seller’s knowledge, no governmental or official investigation or inquiry concerning the Company is in progress or threatened and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such investigation or inquiry.

7.1.30	Adequacy of cover

the Company has, and at all times has had, valid insurance coverage in respect of its business and assets:

(a)	against all risks (including product liability and loss of profits for a period of at least six months) normally insured against by companies carrying on the same type of business as the Company or of a similar size to the Company in The Republic of Korea;

(b)	for the full replacement value of its assets and for such amount in respect of its business as would in the circumstances be prudent for such a business; and

(c)	from a well-established and reputable insurer.

7.1.31	Policies

all policies of insurance taken out in connection with the business or assets of the Company have been Disclosed to the Buyer, are written in the name of the Company and are in full force and effect; and the Company has not done or omitted to do or allowed anyone to do or not to do anything which might render any of those policies void or voidable and has complied with all conditions attached to them.

7.1.32	Claims

no claim under any policy of insurance taken out in connection with the business or assets of the Company is outstanding and, so far as the Seller is aware, there are no circumstances likely to give rise to such a claim.

Corporate Organisation and Business

7.1.33	Corporate Status

(a)	the information set out in Schedule 1 are true and accurate in each and every respect and the Company has not entered into any material contracts with respect to its corporate organization otherwise than in the ordinary course of business;

(b)	the Company (including any of its representative office or branch) has been duly incorporated and constituted, and is legally subsisting under the laws of its place of incorporation;

(c)	there has been no resolution, petition or order nor has any step been taken for the winding-up of the Company and no receiver has been appointed in respect thereof or any part of the assets thereof and no such resolutions, orders and appointments are imminent or likely nor are there any grounds upon which such resolutions, orders and appointments could be based;

(d)	so far as the Seller is aware, no events or omissions which is not capable of remedy have occurred whereby the constitution subsistence or corporate status of the Company has been or is likely to be adversely affected;

(e)	save as Disclosed, neither the execution of this Agreement or the other documents hereunder, nor the performance by the Seller or CDC of their respective obligations hereunder or thereunder will (a) violate or conflict with the constitution or bylaws of the Seller or any applicable law, (b) violate, conflict with or result in a breach or termination of, or otherwise give any person or entity additional rights or compensation under, or the right to terminate or accelerate, or constitute (with notice or lapse of time, or both) a default under the terms of any note, deed, lease, instrument, security agreement, mortgage, commitment, contract, agreement, license or other instrument or oral understanding to which the Seller or any of its Affiliates is a party or by which any of the assets or the properties of the Seller are bound or (c) result in the creation or imposition of any Encumbrance with respect to, or otherwise have an adverse effect upon, any of the assets or properties of the Seller.

7.1.34	Memorandum and articles

the copies of the memorandum and articles of incorporation and other constitutional documents of the Company delivered to the Buyer are true and complete copies, and the Company has complied with all the provisions of its memorandum and articles of incorporation and constitutional documents and, in particular, has not entered into any ultra vires transaction.

7.1.35	Register of shareholders

the register of shareholders of the Company contains a complete and accurate record of the shareholders of the Company and the Company has not received any notice of any application or intended application for rectification.

7.1.36	Statutory books and registers

the statutory books and registers of the Company and all current books of account are written up to date and save as Disclosed, all such documents and other necessary records, deeds, agreements and documents relating to its affairs are in its possession or under its control.

7.1.37	Authority and compliance with applicable legislation

(a)	the Company is duly organized and validly existing under the laws of The Republic of Korea and has the requisite corporate power and authority to carry on its business as now being conducted;

(b)

the Company and its officers have complied in all material respects with the provisions of all applicable legislation in its place of incorporation, including the provisions as to filing of returns, particulars, resolutions and other documents with the relevant companies registry of The Republic of Korea or the other relevant authorities in its place of incorporation and the places where it carries on its business, and all legal requirements have been complied with in connection with the formation of the Company and with issues of its shares and other securities.

7.1.38	Issued shares and equity interest

(a)	the Seller has a good and marketable title to, and is the exclusive legal and beneficial owner of all the Sale Shares, and, therefore, has an absolute right to sell and transfer such Sale Shares. All the Sale Shares will be sold and transferred to the Buyer free and clear of any Encumbrance together with all accrued beneficial rights attached to them at the date of this Agreement or that may be attached to them subsequent to the date hereof;

(b)	the Sale Shares constitute the entire issued capital of the Company;

(c)	all the issued shares of the Company are fully paid up and the Company has not exercised or purported to exercise or claimed any lien over any of them; and

(d)	other than as set out in Schedule 1, there are not in issue any other shares, debentures, warrants, options, securities or registered capital of any description in respect of the Company.

7.1.39	Conduct in relation to capital

the Company has not at any time:

(a)	repaid or redeemed or agreed to repay or redeem any shares of any class of its share capital or otherwise reduced or agreed to reduce any class of its issued share capital or purchased any of its own shares or carried out any transaction having the effect of a reduction of capital;

(b)	made or resolved or agreed to make any issue of shares or other securities by way of capitalisation of profits or reserves; or

(c)	given any financial assistance in contravention of all applicable legislation in its place of incorporation.

7.1.40	Conversion rights etc.

save as Disclosed, no person has the right to call for the issue of any share or loan capital of the Company by reason of any conversion rights or under any option or other agreement.

7.1.41	Powers of attorney

other than in the ordinary course of business, there are no powers of attorney given by the Company except any given incidental to and for the purposes only of enforcement of any security.

7.1.42	Licences permissions or consents

all licences, permissions and consents required for the carrying on of the business of the Company have been obtained by it and are in full force and effect and the Seller is not aware of any circumstances indicating that any of those licences, permissions or consents is likely to be revoked or not renewed in the ordinary course.

7.1.43	Other aspects of carrying on business

the Company:

(a)	does not use on its stationery or vehicles or otherwise carry on business under any name other than its corporate name; and

(b)	has complied in all material respects with all requisite corporate powers, its memorandum and articles of association and legal requirements applicable to its business, whether in The Republic of Korea or in any other country or jurisdiction.

7.1.44	Existence of Subsidiaries

The Company does not have, and has never had, any Subsidiary save for the Business, the Company has not carried on any other business.

7.1.45	[intentionally left blank]

Employees

7.1.46	Disclosure of material facts

(a)	the name and title of all existing employees of the Company are set out in the Disclosure Letter and all the information set out thereunder are true and accurate;

(b)	all material facts and matters relating to the employment of all employees of the Company (including but not limited to their respective salaries, ages, length of service, notice periods, terms and conditions of employment, employment or benefits policies, share incentive schemes, share option schemes or profit-share schemes and entitlements under these schemes, all rights, and any other agreement or arrangement relating to the employment of the employees of the Company) have been provided to the Buyer;

(c)	all facts and matters relating to all collective agreements, arrangements or other understandings with any trade union, staff association or other body representing the employees of the Company have been Disclosed to the Buyer.

7.1.47	Compliance with requirements

the Company has in relation to each of its employees and to each of its former employees:

(a)	complied in all material respects with all legislation, regulations and codes of practice or employment rules relevant to its relations with the employee and with any recognised trade union representing him and all collective agreements from time to time in force relating to such relations or the conditions of service of the employee and has maintained adequate records regarding the service of the employee;

(b)	discharged fully its obligations to pay or deduct, if applicable, all salaries, withholding wages, severance pay, commissions, bonuses, overtime pay, holiday pay, sick pay, accrued entitlement under incentive schemes and national insurance contributions and other benefits of or connected with employment;

(c)	without prejudice to Clause 7.1.47(a) above, complied in all material respects with all its obligations under statute and otherwise concerning the health and safety at work of each of the employees and has not incurred any liability to any employee in respect of any accident or injury which is not fully covered by insurance.

7.1.48	Agreements

save as Disclosed, the Company has not entered into:

(a)	any agreement or arrangement to make any payments (other than emoluments) to or on behalf of any of its directors or employees;

(b)	any contract of service with any employee which is not terminable by the Company by one month’s notice or less without payment of compensation (except as provided by statute);

(c)	any agreement or arrangement for the provision of services in return for remuneration;

(d)	any agreement imposing an obligation on the Company to increase the rates of remuneration of, or to make any bonus or incentive payments or any benefits in kind or any payments under a profit-sharing scheme to or on behalf of, any of its employees at any future date;

(e)	any negotiation for a change in the emoluments or other terms of engagement of any grade of any of the Company’s employees and no change, negotiation or request for such a change is due or expected within 6 months from the date of this Agreement or Closing;

(f)	any agreement or arrangement for the provision of compensation on the termination of employment of any employee of the Company beyond the minimum required by law.

7.1.49	Disputes

(a)	to the Seller’s knowledge, there are no subsisting disputes between the Company and its employees or former employees and there are no present circumstances which are likely to give rise to any such dispute;

(b)	to the Seller’s knowledge, there are no complaints pending or threatened against the Company of whatsoever nature in relation to any of its employees or former employees and there is no industrial action or dispute threatened or existing or anticipated in respect of or concerning any of the Company’s employees or former employees;

(c)	no employee or former employee has any right to ownership of any Intellectual Property in any invention or improvement made or discovered by him in the course of employment with the Company or otherwise any compensation or payment in respect of or right to use any such invention or improvement;

(d)	to the Seller’s knowledge, there are no enquiries or investigations existing, pending or threatened affecting the Company by any regulatory body or authority concerning any employee;

(e)	save as Disclosed, no employee has given notice of termination of his contract of employment or is under notice of dismissal;

(f)	the Company has not offered any contract of employment to any person, which offer remains outstanding; and

(g)	save as Disclosed, there is no person employed or previously employed by the Company who is on maternity leave or absent on grounds of disability or illness and have a statutory or contractual right to return to work for the Company.

Miscellaneous

7.1.50	Insolvency

(a)	no order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company;

(b)	no receiver has been appointed in respect of the Company;

(c)	the Company is not insolvent or unable to pay its debts within the meaning of the applicable legislation to which it is subject and the Company has not stopped paying its debts as they fall due;

(d)	no event analogous to any of the foregoing has occurred in any jurisdiction outside The Republic of Korea; and

(e)	no unsatisfied judgment is outstanding against the Company.

7.1.51	Consents

all consents, permissions, approvals and agreements of third parties which are necessary for the Seller or the Company to obtain in order for the Seller to enter into and perform this Agreement in accordance with its terms have been unconditionally obtained in writing and have been Disclosed to the Buyer.

7.1.52	Material information

all material information relating to the Company which is known or would on reasonable enquiry be known to the Seller and which should be known by a reasonable Buyer for value of the Sale Shares has been Disclosed or provided to the Buyer.

7.1.53	Brokers and Finders

No person or entity acting on behalf or under the authority of the Seller is or will be entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated hereby.

7.1.54	Recitals and disclosures

the recitals, Exhibits and Schedules to the Agreement and all information and documents relating to the Company supplied by the Seller or the Company or any agent of any of them to the Buyer, its solicitors, accountants or other agents or advisers during or with a view to the negotiations leading up to the Agreement, are true and accurate in all respects, and there is no fact not Disclosed which would render any such information or document inaccurate or misleading or which, if Disclosed, might reasonably affect the willingness of the Buyer to purchase the Sale Shares for the consideration or otherwise on the terms specified in the Agreement. All budgets and forecasts provided to the Buyer have been prepared using reasonable and customary assumptions. Neither the Seller nor CDC has withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of the Company. Neither this Agreement (including the Exhibits, Schedules, certificates and other documents delivered hereto) nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of the Seller in connection with this Agreement, the other documents or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

Authority of the Seller and CDC

7.1.55	each of the Seller and CDC has full power and authority to enter into and perform this Agreement and the provisions of this Agreement, when executed, will constitute valid and binding obligations on the Seller and CDC, in accordance with its terms;

7.1.56	the execution and delivery of, and the performance by each of the Seller and CDC of its obligations under, this Agreement will not result in a breach of any order, judgment or decree of any court or governmental agency to which the Seller or CDC is a party or by which it is bound;

7.1.57	neither the Seller nor any of its respective agents or advisers is aware of any fact or matter which would or may constitute a breach of any of the Warranties and which failure to disclose by such agents or advisers is deemed fraudulent.

Others

7.1.58	[intentionally left blank]

TAX WARRANTIES

Accounts

7.1.59	save as Disclosed, the Company has no liability in respect of Taxation (whether actual or contingent) or any liability for interest, penalties or charges imposed in relation to any Taxation arising in any part of the world that is not adequately Disclosed or provided for in full in the Accounts and Management Accounts.

7.1.60	the amount of the provision for deferred Taxation contained in the Accounts and Management Accounts, if any, was, at the date the Accounts and Management Accounts were prepared in accordance with South Korea GAAP.

Events since the Accounts Date

since the Accounts Date:

7.1.61	the Company has not been involved in any transaction outside the ordinary course of business which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit).

7.1.62	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts and Management Accounts if such a disposal or other event had been planned or predicted at the date on which the Accounts and Management Accounts were drawn up.

7.1.63	no payment has been made by the Company which will not be deductible for profits tax purposes either in computing the profits of the Company or in computing the profits tax chargeable on the Company.

Returns, Disputes, Records, Claims, Clearances

7.1.64	save as Disclosed, the Company has within the time limits prescribed by the relevant Tax Legislation duly paid all Tax (including provisional tax), made all returns, given all notices, supplied all other information required to be supplied to the relevant Tax Authority (including any governmental authority of a foreign jurisdiction) and all such information was and remains complete and accurate in all respects and all such returns and notices were and remain complete and accurate in all respects and were made on a proper basis and do not, nor, are likely to, reveal any transactions which may be the subject of any dispute with the appropriate Tax Authorities and the Company is not and has not in the last three years been the subject of a Tax Authority investigation or a field audit or other dispute regarding Tax or duty recoverable from the Company or regarding the availability of any relief from Tax or duty to the Company and there are no facts which are likely to cause such an investigation or audit to be instituted or such a dispute to arise and all returns made by the Company are agreed with the appropriate Tax Authority.

7.1.65	save as Disclosed, neither the Company nor any director or officer of the Company (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it is or they are likely to become liable to pay, any penalty, fine, surcharge or interest whether charged by virtue of the provisions of the relevant Tax Legislation or otherwise.

7.1.66	the Company has duly submitted all claims and disclaimers which have been assumed to have been made for the purpose of the Accounts and Management Accounts.

7.1.67	all clearances obtained by the Company have been properly obtained and all information supplied to the appropriate Tax Authority in connection with such clearances was complete and accurate and any transaction for which such clearance was obtained has been carried out only in accordance with the terms of the clearance given therefor and the application on which the clearance was based and so as to satisfy any conditions attached thereto.

7.1.68	all transactions effected by any member of the Company in respect of which any consent or clearance from the relevant Tax Authorities or other government authority was required or sought have been fully Disclosed to the Buyer.

7.1.69	all material and/or unusual arrangements, agreements or undertakings, between the Company and any relevant Tax Authorities regarding or affecting the Taxation treatment of the Company have been fully Disclosed to the Buyer.

7.1.70	all Tax benefits available to the Company, Tax losses available for carry forward by the Company or any other special Tax treatment of the Company have been fully Disclosed to the Buyer in the Disclosure Letter.

Revenue Outgoings

7.1.71	all sums payable under any obligation incurred by the Company prior to Closing and which will continue to bind the Company after Closing have been and will continue to be deductible for profits tax purposes, either in computing the profits of the Company as the case may be or in computing the profits tax chargeable on the Company and such sums payable by the Company shall include, without limitation, all remuneration and other sums (including any payments made directly or indirectly in consideration or in consequence of, or otherwise in connection with, the termination of the holding of any office or employment) paid or payable and all benefits provided or agreed to be provided to employees or officers of the Company and all interest, rent, royalties, annuities and other annual payments paid or payable by the Company under any loan agreement, lease, contract, covenant or other commitment or arrangement.

Deductions or Withholdings

7.1.72	the Company has duly complied with all requirements to deduct or withhold Taxation from any payments it has made and has accounted in full to the appropriate Tax Authorities for all amounts so deducted or withheld.

Trading Assets

7.1.73	no liability to Taxation would be incurred (or would have been incurred but for the availability of any relief, allowance, deduction or credit) by the Company on a disposal by it of all or any of its assets for:

(a)	in the case of each asset owned by it at the Accounts Date or Management Accounts Date a consideration equal to the value attributed to that asset in preparing the Accounts or the Management Accounts (as the case may be); or

(b)	in the case of any asset acquired since the Accounts Date or Management Accounts Date, a consideration equal to the consideration given for the asset.

7.1.74	the Company has not appropriated any trading stock to capital inventory or vice versa.

Capital Expenditure

7.1.75	all capital expenditures, other than expenditures on land and buildings which are not capable of qualifying for industrial buildings allowances, incurred by the Company or which may be incurred under any obligation established prior to Closing and that will continue after Closing has qualified or will qualify for depreciation allowances.

7.1.76	the Company has incurred no expenditure on the provision of machinery or plant for leasing.

Anti-Avoidance Provisions

7.1.77	the Company has neither been a party to nor otherwise involved in any transaction, scheme or arrangement:

(a)	the sole or dominant purpose of which was to obtain a Tax benefit by the avoidance, postponement or reduction of a liability to Tax within the meaning of the applicable Tax Legislation.

(b)	which reduces or would reduce the amount of Tax payable by any person and which is artificial or fictitious or in respect of which any disposition is not given effect to within the meaning of the applicable Tax Legislation.

Stamp Duty

7.1.78	all documents in the possession or under the control of the Company or to the production of which the Company is entitled which are necessary to establish the title of the Company to any asset and which attract either stamp duty or require to be stamped with a particular stamp denoting that no duty is chargeable or that the document has been produced to the appropriate Tax Authority, have been properly stamped within the time limit for stamping imposed by the applicable Tax Legislation.

7.1.79	the Company has made and executed, or caused to be made and executed, contract notes in respect of each sale and purchase of shares entered into by it and has caused the contract note to be duly stamped as required by the applicable Tax Legislation.

7.1.80	to the Seller’s knowledge, the Company is not liable to pay any penalty under the applicable Tax Legislation on the stamping of any instrument chargeable with stamp duty.

Payments by the Company

7.1.81	save as Disclosed, the Company has paid all Taxation in relation to or in connection with the Seller for which it is liable to account to the Tax Authority on the due date for payment thereof and is under no liability to pay any penalty or interest in connection therewith and without prejudice to the generality of the foregoing the Company has made all deductions and withholdings in respect or on account of Taxation which it is required by any relevant legislation to make from any payments made by it in relation to or in connection with the Seller.

PROPERTY WARRANTIES

Interests

7.1.82	the Properties comprise all the land, buildings and premises owned by the Company or occupied or otherwise used by the Company or in which the Company has any interest.

Leased Properties

7.1.83	save as Disclosed, in the case of each of the Leased Properties:

(a)	the Leased Property is held by the Company under the terms and conditions of the lease or tenancy agreement (the “Lease”), the description and particulars of the Leased Property are set out in the Disclosure Letter.

(b)	the Lease is duly stamped and is in the possession and under the control of the Company, and a true and complete copy of the Lease has been supplied to the Buyer and there are no other agreements, deeds or documents varying, modifying or amending the Lease.

(c)	the Lease is on terms negotiated at arm’s length as between a willing lessor and a willing lessee and contains no unusual or onerous provisions or any rights for the lessor to determine the Lease and except as may be set forth in the lease, is expressed to be subject to a right of re-entry exercisable only on the grounds of non-payment of rent or breach of covenant.

(d)	all necessary consents (including consent from the lessor’s mortgagee (if any)) for the grant of the Lease were obtained before such grant.

(e)	the Lease is a headlease and to the Seller’s knowledge, the lessor named in the Lease was the registered and beneficial owner of the Leased Property at the time of the grant of the Lease.

(f)	the Lease is good, valid and subsisting and not void or to the Seller’s knowledge voidable or otherwise liable to forfeiture or to be terminated earlier than the term stated in the Lease and the Company has paid the rent and all other sums payable under the Lease and has at all times duly and properly observed and performed the covenants and the conditions contained in the Lease, and has received no complaint regarding any alleged breach of any of such covenants and conditions.

(g)	the Company has not taken up or agreed to take up any lease or tenancy of any property other than the Leased Properties.

(h)	the rent referred to in the Disclosure Letter is the current rent payable under the Lease and to the Seller’s knowledge, there is no rent review in the course of being determined.

(i)	to the Seller’s knowledge, if any rent review negotiations, process, proceedings or determination are continuing under any legislation or the Lease, all notices, counternotices and applications to the courts in the relevant jurisdiction or any relevant arbitrator or independent expert have been served within any requisite time limits so as to comply with the provisions of any applicable legislation or the Lease and full particulars of such notices, counternotices and applications have been Disclosed to the Buyer.

(j)	save as Disclosed, there is no obligation on the part of the Company to reinstate the Leased Property by removing or dismantling any alterations or improvements made by the Company to the Leased Property at the expiration or sooner determination of the Lease.

(k)	to the Seller’s knowledge no collateral assurances, undertakings or concessions have been made by any party to the Lease.

(l)	the Company has deposited amounts with the lessor in accordance with the Lease and such deposited amounts, which are listed in the Disclosure Letter, have been secured by a mortgage, chonse rights or a pledge against the property of such lessor.

(m)	the Company has not granted or agreed to grant to any third party any sub-lease, sub-tenancy or licence of the Leased Property or any part thereof or parted with or agreed to part with possession of the Leased Property or any part thereof or given or agreed to give any person a right to use, possess or occupy the Leased Property or any part thereof or any interest therein.

(n)	the Company has not issued any notice, written or verbal, exercising any option to renew the Lease or issued any notice to determine the Lease prior to its expiry or entered into any agreement to surrender the Lease and the Leased Property.

(o)	the Company has exclusive and unfettered use, possession and occupation of the Leased Property, subject only to the Lease and applicable laws.

(p)	the Company is not aware of the occurrence of any event or circumstances which could give rise to any additional restriction or early termination of the continued possession, occupation, use or enjoyment of the Leased Property.

(q)	the Leased Property has the benefit of the main services of water, drainage, electricity, gas and telecommunications which are reasonably required for the Company’s continued possession, occupation, use or enjoyment of the Leased Property for the duration of the Lease.

(r)	there are no outstanding claims, disputes, complaints, notices, orders or proceedings to which the Company is a party relating to or affecting the Leased Property.

(s)	all laws, regulations statutes and subsidiary legislation regarding to the Company’s use of the Leased Property have been complied with in all material respects and all consents, licences or permits required thereunder have been obtained and any conditions or restrictions imposed by such consents, licences or permits have been observed and performed.

(t)	all consents and approvals required from the lessor under the Lease have been obtained and the covenants on the part of the Company as lessee contained in such consents and approvals have at all times been duly performed and observed.

(u)	save as Disclosed, the Leased Property is in good repair and condition and the Seller is not aware of any condition which may require substantial expenditure in the near future.

(v)	save as Disclosed to the Buyer, the Company has not entered into any agreements with any utility authority or person other than an agreement derived from any standard form prescribed by such authority or person which has been signed by the Company for the supply to or discharge from the Leased Property of any utility service and has not deposited any money with any such authority or person as security therefore.

(w)	the lessor has observed and performed all of the lessor’s covenants, terms, obligations and conditions reserved by and contained in the Lease.

Insurance

7.1.84	where the Company is responsible for maintaining insurance in respect of any of the Leased Properties, the policy conforms in all respects with the requirements of the Lease.

7.1.85	true and complete copies of all insurance policies, in respect of the Leased Properties for which the Company is responsible for maintaining insurance, have been delivered to the Buyer.

7.1.86	the Company has not done or omitted to do anything which may result, directly or indirectly, in any of the insurance policies may become void or voidable.

7.1.87	there are no claims outstanding or circumstances of which the Company is aware which would give rise to a claim under any of the insurance policies.

Owned Properties

7.1.88	the Owned Properties represent all the real properties owned by the Company or in respect of which any of the member of the Company has any estate, interest, right or liability (as defined below). In respect of each of the Owned Properties:

(a)	the Company is the sole beneficial owner of and has a proper legal title to the Owned Properties and is entitled to transfer, dispose, sell, mortgage or otherwise deal with the Owned Properties and is entitled the use of such property in the manner in which it is used or is proposed to be used;

(b)	each of the Owned Properties held by the Company is free from mortgage, debenture, charge, lien, lease, or other Encumbrances or any third party rights and the Company has not entered into any agreement to do any of the foregoing;

(c)	the Company has not received or is not aware of there being any notice from any government or other competent authorities requiring it to revise the terms of the ownership rights relating to the Owned Properties or adversely affecting the Owned Properties or the rights of the Company in relation thereto;

(d)	all land premium, purchase price, land grant fees or other fees payable in respect of the Owned Properties have been paid in full and no further such premiums, price or fees are payable under any applicable laws;

(e)	none of the terms and conditions contained in the relevant sale and purchase or transfer contracts, deed of mutual covenants, government grant, occupation permit, real estate title certificate, land use right certificate, building ownership certificates and/or certificate of ownership and the applicable laws, rules and regulations have been breached in respect of the Owned Properties;

(f)	the Company has duly performed and observed all the terms and conditions contained in the sale and purchase or transfer contracts (if any), assignment, deed of mutual covenant, land use right certificate and building ownership certificates for the Owned Properties to be performed and observed on the part of the Company as Buyer thereof;

(g)	all relevant legal requirements or conventions for notarization and registration of the sale and purchase contracts and assignments for the Owned Properties have been complied with;

(h)	the land and building ownership rights pertaining to the Owned Properties are valid and subsisting and has not been amended, modified or supplemented in any manner whatsoever;

(i)	no contracts have been entered into by the Company to sell, assign, subdivide, let or lease, licence, charge, mortgage, partition, share, grant any option over or otherwise dispose of an interest in or part with the possession or occupation of the Owned Properties or any part thereof or otherwise encumber the Owned Properties nor is there any agreement by the Company to do any of the aforesaid;

(j)	the Company is in physical possession and actual occupation of, each and every one of the Owned Properties on an exclusive basis and no right of occupation or enjoyment has been acquired or is in the course of being acquired by any third party or has been granted or agreed to be granted to any third party;

(k)	the Company does not have any outstanding liabilities under the terms and conditions upon which the land and building ownership rights pertaining to the Owned Properties are granted;

(l)	the Owned Properties are not subject to any restrictive covenants, stipulations, easements, licences, restrictions or other like rights vested in third parties other than those stipulated in the terms and conditions upon which the land and building ownership rights pertaining to the Owned Properties are granted which terms and conditions are of a usual nature with reference to such terms and conditions in The Republic of Korea or other Encumbrances;

(m)	there are no circumstances which would entitle or require any person to exercise any powers of entry or taking possession of the Owned Properties;

(n)	compliance has been made with all applicable statutory and bye-law requirements with respect to the Owned Properties;

(o)	all requisite licences, certificates and authorities necessary for the existing use of the Owned Properties by the Company have been duly obtained and are in full force, validity and effect;

(p)	there are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, right or means of access to the Owned Properties;

(q)	the Owned Properties are used by the Company for legal purposes and has not violated any relevant land or construction regulations;

(r)	all requisite approvals, consents, permits and licences necessary for the user of the Owned Properties as it is presently being used by the Company have been duly obtained and are in full force, validity and effect;

(s)	no default (or event which with notice or lapse of time or both will constitute a default) by the Company has occurred or is continuing under the government grant, occupation permit, deed of mutual covenant, land use right certificate, building ownership rights certificate and/or other documents applicable to the property and it is not in breach of any applicable laws, rules, regulations, guidelines, notices, circulars, orders, judgments, decrees or rulings of any court, government, governmental or regulatory authorities in respect of the use occupation and enjoyment of the Owned Properties;

(t)	all requisite planning and building approvals required for any government, local or public authority with respect to the Owned Properties have been obtained and are in full force and effect;

(u)	all the buildings and other structures on the Owned Properties are in good and substantial repair and fit for the purposes for which they are being used; and

(v)	there is no breach of any applicable statutory, bye-law or regulatory requirement as to fire precautions, public health, pollution, discharge of effluents, environmental or any other matters to which, in respect of any of the Owned Properties compliance is required.

Other involvement in relation to property

7.1.89	the Company has not at any time:

(a)	had vested in it (whether as an original tenant or subtenant or as an assignee, transferee or otherwise) any immovable or tangible property other than the Properties.

(b)	given any covenant or entered into any agreement, deed or other document (whether as a tenant or subtenant or as an assignee, transferee, guarantor or otherwise) in respect of any immovable property in respect of which any contingent or potential liability remains with the Company other than those Disclosed to the Buyer in relation to the Properties.

(c)	done, omitted or knowingly suffered or been party or privy to any act, deed, matter or thing whereby or by means whereof the Properties or any part thereof are or can or shall or may be impeached, charged, affected or encumbered in title, estate or otherwise.

7.2	The Seller acknowledges that, in entering into this Agreement and in purchasing the Sale Shares, the Buyer has relied and will rely upon the Warranties given herein and the Warranties as confirmed by the Seller according to Clause 6.2.1(h) upon Closing.

7.3	The Warranties are given subject to the matters Disclosed in the Disclosure Letter but no other information relating to the Company of which the Buyer has knowledge (actual or constructive) and no investigation by or on behalf of the Buyer shall prejudice any claim made by the Buyer in respect of the Warranties or operate to reduce any amount recoverable and it shall not be a defence to any claim against the Seller that the Buyer knew or ought to have known or had constructive knowledge of any information (other than as Disclosed in the Disclosure Letter) relating to the circumstances giving rise to such claim made by the Buyer in respect of the Warranties.

7.4	The Seller hereby acknowledges and declares that it has full knowledge of the state of affairs of the Company and has not relied on the Company or any officer, director or employee of the Company in entering into this Agreement. The Seller and CDC shall not make any claim against the Company or its Affiliates or any officer, director or employee of the Company or its Affiliates for any Losses the Seller may suffer or incur as a result of entering into this Agreement (including without limitation any Losses resulting from any claim being made against the Seller or CDC by the Buyer under this Agreement).

7.5	Each of the Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or inference from the terms of any other Warranty.

7.6	The Seller shall procure that the Warranties are true, accurate and complete at the date of this Agreement and, for this purpose, the Warranties shall be deemed to be repeated at the Closing Date and any express or implied reference therein to the date of this Agreement shall be replaced by a reference to the Closing Date. Subject to Clause 8.1.8, the Warranties shall remain in full force and effect notwithstanding Closing.

7.7	The Buyer shall be entitled to claim both before and after Closing that any of the Warranties is or was untrue or misleading or has or had been breached even if the Buyer discovered or could have discovered on or before Closing that the Warranty in question was untrue misleading or had been breached and Closing shall not in any way constitute a waiver of any of the Buyer’s rights.

7.8	Except as may be provided herein, the rights and remedies of the Buyer in respect of a breach of any of the Warranties shall not be affected by Closing, by any investigation made by or on behalf of the Buyer into the affairs of the Company, by the giving of any time or other indulgence by the Buyer to any person, by the Buyer rescinding or not rescinding this Agreement, or by any other cause whatsoever except a specific waiver or release by the Buyer in writing; and any such waiver or release shall not prejudice or affect any remaining rights or remedies of the Buyer.

7.9	All representations and warranties made by any party contained in this Agreement, any Exhibit, Schedule, certificate or other instrument specifically referred to in the Warranties pursuant hereto or made in writing by or on behalf of a party in connection with the transactions contemplated by this Agreement, and all indemnification obligations under this Agreement shall survive the execution and delivery of this Agreement and the completion of the transactions contemplated hereunder until the expiration of the applicable statute of limitations or, if Clause 8.1.7 (subject to Clause 8.1.8) is applicable, until the expiry of the period of two (2) years after the date of this Agreement.

7.10	The Seller undertakes with the Buyer that it will both before and after Closing promptly notify the Buyer in writing of any event or circumstance of which it becomes aware which is or may be inconsistent with any of the Warranties or which might make any of the Warranties untrue or misleading if given at Closing.

8.	INDEMNIFICATION – GENERAL AND TAX

8.1	General Indemnification

8.1.1	As used in this Clause 8.1, the following terms shall have the following meanings:

(a)	“Claim” means any claim, demand, dispute, action, suit, investigation or legal or analogous proceedings.

(b)	“General Event of Indemnification” with respect to

(i)	the Seller shall mean:

(aa)	any breach of any representation or Warranty, or any breach or failure of observance or performance of any agreement, undertaking, commitment, obligation,

indemnity or covenant of the Seller contained in this Agreement (including the Exhibits and Schedules) or in any certificate or other writing delivered in connection herewith at, before or after Closing or any facts or circumstances constituting such untruth, inaccuracy or breach; and

(bb)	any Claims, liabilities or obligations of any kind or nature relating to the Company or the Sale Shares (or any options or rights with respect to the capital of the Company) arising from, relating to or in connection with the business, operations or affairs of the Company or any of the assets, properties, interests in assets or properties or rights of the Company which were existing at or as of Closing or arising in whole or in part out of any acts, transactions, conditions, circumstances or facts which occurred or existed on or prior to Closing, and which were not Disclosed on or before the execution of this Agreement.

(ii)	the Buyer shall mean any breach of any representation, Buyer Warranty, or any breach or failure of observance or performance of any agreement, undertaking, commitment, obligation, indemnity or covenant of the Buyer contained in this Agreement (including the Exhibits) or in any certificate or other writing delivered in connection herewith at, before or after Closing or any facts or circumstances constituting such untruth, inaccuracy or breach.

(c)	“Special Event of Indemnification” with respect to:

(i)	the Seller shall mean any Claims, liabilities, or obligations of any kind or nature arising from, relating to or in connection with any of the events set out in Schedule 3 whether existing at or as of Closing or at any time thereafter, and whether Disclosed or not on or before the execution of this Agreement;

(ii)	the Buyer, shall mean any Claims, liabilities or obligations arising from the Buyer’s failure to pay the applicable Taxes to the appropriate tax authority in accordance with Clause 3.3 after deducting or withholding such payment from the Purchase Price.

(d)	“Losses” in this Clause 8 shall mean any and all Losses (as defined in Clause 1.1) sustained, suffered or incurred by the Buyer Indemnified Person or Seller Indemnified Person.

8.1.2	“Buyer Indemnified Persons” shall mean and include the Buyer and its respective officers, directors, employees, Affiliates, parents, subsidiaries, successors and assigns; and “Seller Indemnified Persons” shall mean and include the Seller and its respective officers, directors, employees, Affiliates, parents, subsidiaries, successors and assigns.

8.1.3	The Seller shall indemnify, defend and hold harmless the Buyer Indemnified Persons, and each of them, from and against any and all Losses and Claims (including Claims by third party) arising from or in connection with any General Event of Indemnification or Special Event of Indemnification except to the extent such Losses or Claims are due to fraud, gross negligence or wilful misconduct of any Buyer Indemnified Persons.

8.1.4	The Buyer shall indemnify, defend and hold harmless the Seller Indemnified Persons, and each of them, from and against any and all Losses and Claims (including Claims by third party) arising from or in connection with any General Event of Indemnification or Special Event of Indemnification, except to the extent any such Losses or Claims are due to fraud, gross negligence or wilful misconduct of any Seller Indemnified Person.

8.1.5	This indemnity is to be a continuing security to the Buyer and the Seller for all representations, Warranties, agreements, undertakings, commitments, obligations, indemnities or covenants on the part of the Seller or the Buyer (as the case may be) under or pursuant to this Agreement notwithstanding settlement of account or other matter or thing whatsoever.

8.1.6	This indemnity is in addition and without prejudice to and not in substitution for any rights or security which the Buyer and the Seller may now or hereafter have or hold for performance and observance of any agreement, undertaking, commitment, obligation, indemnity or covenant on the part of the Seller or the Buyer (as the case may be) under or in connection with this Agreement.

8.1.7	Limitation of Liability in respect of the Warranties or the Buyer Warranties

Notwithstanding anything contained herein to the contrary but subject to Clause 8.1.8, (i) neither the Buyer nor the Seller may make a claim for indemnification pursuant to Clause 8 or Clause 11.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) for Losses the amount of which is less than US$35,000 (“Minor Losses”) even if such Minor Losses in the aggregate exceed the Basket (as defined below); (ii) neither the Buyer nor the Seller may make a claim for indemnification pursuant to Clause 8 or Clause 11.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) unless and until Losses in an aggregate amount (excluding the Minor Losses) exceed US$75,000 (the “Basket”) in which case the Buyer or the Seller may make such claim(s) for indemnification for any and all Losses (excluding the Minor Losses) and not merely for the excess of the Basket; (iii) in no event shall the aggregate liability of (a) the Buyer or the Seller pursuant to this Clause 8.1 or (b) CDC pursuant to Clause 11.1 in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) exceed one hundred percent (100%) of the Purchase Price; and (iv) the period during which claims for any breach of a Warranty and/or indemnification pursuant to this Agreement in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) may be made shall commence from the date of this Agreement to the expiry of the period of two (2) years after the date of this Agreement.

8.1.8	None of the limitations regarding any Loss or Claim in respect of a breach of any of the Warranties or the Buyer Warranties (as the case may be) whether as to the amount or time set forth in Clause 8.1.7 shall apply if in any case the Losses and Claims have arisen from or in connection with:

(a)	any Special Event of Indemnification;

(b)	any breach of the Tax Warranties set out in Clauses 7.1.59 to 7.1.81; or

(c)	any breach of the Warranties set out in Clauses 7.1.19, 7.1.33(b), 7.1.35, 7.1.37, 7.1.38, 7.1.43(b) and 7.1.55 to 7.1.57.

For avoidance of doubt, no claim for any Loss or Claim arising from or in connection with item (a), (b) or (c) of this Clause 8.1.8 above shall be brought after the expiry of the applicable statute of limitation.

8.2	Covenant in Respect of Tax

8.2.1	In this Clause unless the context otherwise requires:

(a)	“Tax Event” includes (without limitation) any omission, event, action or transaction whether or not the Company is a party thereto, the death of any person, a change in the residence of any person for any Tax purpose, a failure to make sufficient dividend payments to avoid an apportionment or deemed distribution of income and the entering into and completion of this Agreement and references to the result of events on or before Closing shall include the combined result of two or more events one or more of which shall have taken place on or before Closing;

(b)	“relief” includes (without limitation) any relief, allowance, credit, set off, deduction or exemption for any Tax purpose;

(c)	reference to income or profits or gains earned, accrued or received shall include income or profits or gains deemed to have been or treated as or regarded as earned, accrued or received for the purposes of any legislation;

(d)	reference to any Tax liability shall include not only any liability to make actual payments of or in respect of Tax but shall also include:

(i)	the loss or reduction in the amount of, or the setting off against income, profits or gains, or against any Tax liability for which no provision has been made in preparing the Accounts and Management Accounts of, any relief which would (were it not for the said loss, reduction or setting off) have been available to the Company and which relief has been taken into account in computing (and so eliminating or reducing) any provision for deferred Tax which appears (or which but for such relief would have appeared) in the Accounts and Management Accounts;

(ii)	the loss or reduction in the amount of, or the setting off against any Tax liability for which no provision has been made in preparing the Accounts and Management Accounts of, a right to repayment of Tax which has been treated as an asset of any Company in preparing the Accounts and Management Accounts; and

(iii)	the loss or reduction in the amount of, or the setting off against income, profits or gains earned, accrued or received on or before Closing, or against any Tax liability of, any relief which is not available before Closing but which arises in respect of a Tax Event occurring after Closing in circumstances where, but for such loss, reduction or setting off, the Company would have had a Tax liability in respect of which the Buyer would have been able to make a claim under this Clause;

and in such a case the amount of Tax which could otherwise be saved or relieved, by the relief so lost, reduced or set off (calculated by reference to the rates of Tax in force at the date of this Agreement) or the amount of repayment which would otherwise have been obtained shall be treated as the amount of a Tax liability which has arisen;

(e)	reference to a payment in respect of Tax includes (without limitation) a payment for the surrender of losses or other amounts by way of group relief or for the surrender or transfer of any other relief, a repayment of any such payment and a payment by way of reimbursement, recharge, indemnity or damages.

8.2.2	Subject as hereinafter provided, the Seller hereby covenants with and undertakes to indemnify the Buyer (at its election, for itself, its Affiliates and as trustee for its successors in title) against:

(a)	any Tax liability of the Company resulting from or by reference to any income, profits or gains earned accrued or received on or before the

Closing Date or any Tax Event on or before such date whether alone or in conjunction with other circumstances and whether or not such Tax is chargeable against or attributable to any other person;

(b)	any Tax liability of the Company that arises after Closing as a result of an act, omission or transaction by a person other than the Company and which liability to Tax falls upon the Company as a result of its having been in the same group for Tax purposes as that person at any time before Closing;

(c)	any Tax liability of the Company that would not have been payable had there been no breach of any Tax Warranties and which is not the subject of the covenants in sub-clauses (a) and (b) above; and

(d)	all reasonable costs and expenses which are incurred by the Buyer or any of its Affiliates or the Company in connection with any of the matters referred to in this Clause 8.2 or in taking or defending any action under the covenants contained in this Clause 8.2 (including, without prejudice to the generality of the foregoing, all reasonable legal and other professional fees and disbursements).

8.2.3	The covenants contained in Clause 8.2.2 do not apply to any liability:

(a)	to the extent that provision or reserve in respect thereof has been made in the Accounts or Management Accounts and specifically Disclosed or to the extent that payment or discharge of such liability has been taken into account therein and specifically Disclosed; and

(b)	in respect of which provision or reserve has been made in the Accounts or Management Accounts and specifically Disclosed which is insufficient only by reason of any increase in rates of Tax made after the Closing with retrospective effect.

9.	BUYER’S RIGHTS

9.1	Without prejudice to any other right or remedy of the Buyer hereunder, if before Closing:

(a)	the Buyer becomes aware that any of the Warranties was at the date of this Agreement, or has since become, untrue or misleading or that the Seller or CDC is in breach of any term of this Agreement; or

(b)	any Tax Event occurs which has, or is likely to have, any effect on the financial position or business prospects of the Company as a whole, not being a Tax Event which affects generally all companies carrying on business similar to that of the Company in a part or parts of the world where the Companies carry on business, the Buyer shall be entitled to terminate this Agreement without incurring any liability to the Seller or CDC.

9.2	Without prejudice to any other right or remedy of the Seller hereunder, if before Closing the Seller becomes aware that any of the Buyer Warranties was at the date of this Agreement, or has since become, untrue or misleading or that the Buyer is in breach of any term of this Agreement, the Seller shall be entitled to terminate this Agreement without incurring any liability to the Buyer.

9.3	The rights, including rights of rescission, conferred on the Buyer and Seller by this Agreement are in addition and without prejudice to all other rights and remedies available to the Buyer and Seller; and no exercise or failure to exercise a right under this Agreement or otherwise or to invoke a remedy shall constitute a waiver of that right or remedy by the Buyer or Seller.

10.	PROTECTION OF THE BUYER’S INTERESTS

10.1	Competing Business and Restricted Services, etc.

10.1.1	In this clause:

(a)	“competing business” means any business which competes with the Business.

(b)	“restricted services” means services of the same type as or similar to or performs the same or similar functions of any services provided by the Company at Closing.

(c)	“Restricted Period” means the period of 3 years commencing from the Closing Date.

(d)	references to acting directly or indirectly include (without prejudice to the generality of that expression) references to acting alone or jointly with or by means of any other person.

10.1.2	Each of the Seller and CDC covenants with the Buyer that during the Restricted Period:

(a)	it shall not directly or indirectly:

(i)	solicit, canvass or approach or endeavour to solicit, canvass or approach any person, firm or company for the purpose of offering to that person, firm or company restricted services or provide on behalf of a competing business or restricted services to any person, firm or company:

(aa)	who was provided with services by the Company at any time during the two (2) year period immediately preceding Closing; or

(bb)	who was negotiating with the Company for the provision of services at any time during the twelve (12) month period immediately preceding Closing; or

(ii)	solicit or entice away or endeavour to solicit or entice away from the Company any person employed by the Company in any capacity at Closing Date with a view to inducing that person to leave such employment and to act for another person in the same or a similar capacity in relation to a competing business or restricted services whether or not such person would commit a breach of contract by reason of leaving such employment except that the foregoing restriction does not apply to any general solicitation for employees or public advertising of employment opportunities not specifically directed at any person employed by the Company.

(b)	it shall not at any time disclose or use, for its own benefit or that of any other person (other than for the proper performance of his duties to the Company) any confidential information which it possesses concerning the business or affairs of the Company or of any person having dealings with the Company.

10.1.3	Each of the restrictions set out in Clause 10.1.2 above are separate and severable and in the event of any such restriction being determined as unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining restrictions or (in the case of restrictions unenforceable in part) the remainder of that restriction.

10.1.4	The restrictions entered into by the Seller in Clause 10.1.2 are given to the Buyer for itself and as trustee for the Company and each of the Seller and CDC agrees that it will at the request and cost of the Buyer enter into a further agreement with the Company whereby it will accept restrictions corresponding to the restrictions in this Agreement (or such of them as the Buyer in its absolute discretion shall deem appropriate). The Buyer declares that insofar as these restrictions relate to the Company it holds the benefit of them as trustee. In exercising any right as trustee hereunder the Buyer shall be entitled to limit the action it takes to such action as it may, in its absolute discretion, consider reasonable.

10.1.5

The parties agree that in connection with the circumstances and the transactions contemplated by this Agreement, the restrictive covenants herein contained are reasonable in time and scope, necessary for the protection of the Company and the legitimate business interests of the Buyer, and supported by adequate consideration. The parties further agree that having regard to those circumstances the said covenants do not work harshly or unreasonably upon the parties. However, it is recognized that restrictions of the nature in question may fail for technical reasons currently unforeseen and accordingly it is hereby agreed and declared that if any of such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the Company or the Buyer’s legitimate interest but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in time or scope the said restriction shall apply with such modifications as may be necessary to make it valid and effective under applicable law.

10.2	Trademarks, Tradenames, etc.

10.2.1	Each of the Seller and CDC hereby covenants with the Buyer that save as required for the performance of their obligations as contemplated in this Agreement, immediately after Closing and except as otherwise directed by the Buyer, the Seller and CDC shall cease and shall procure that each of their respective Affiliates and other persons authorized by them or their respective Affiliates shall cease the use of all or any of the trademarks, service marks, logos, trade names, Internet domain names and corporate names forming part of the Intellectual Property of the Company (including without limitation “Ion Global ” and “IGK” or any part of parts thereof), in any of their forms or spellings (or in forms or spellings similar or resemble to the same) (whether registered or unregistered) for any purpose whatsoever, by taking all necessary actions and making or obtaining all necessary notification, filing, registration and approval under all applicable law and regulations.

10.3	The obligations and liabilities of the Seller and CDC under this Clause 10 are the joint and several obligations and liabilities of the Seller and CDC.

11.	GUARANTEE AND INDEMNITY BY CDC

11.1	In consideration of the Buyer entering into this Agreement, CDC hereby unconditionally and irrevocably guarantees to the Buyer the due and punctual performance and observance by the Seller of all the Seller’s obligations, commitments, undertakings, warranties, indemnities and covenants under or pursuant to this Agreement and subject to the provisions of Clauses 8.1.7 and 8.1.8, agrees to indemnify the Buyer and its Affiliates against all Losses, damages, costs and expenses (including reasonable legal costs and expenses) which the Buyer or any of its Affiliates may suffer through or arising from any breach by the Seller of such obligations, commitments, warranties, undertakings, indemnities or covenants. The liability of CDC as aforesaid shall not be released or diminished by any arrangements or alterations of terms (whether of this Agreement or otherwise) or any forbearance, neglect or delay in seeking performance of the obligations hereby imposed or any granting of time for such performance.

11.2

If and whenever the Seller defaults for any reason whatsoever in the performance of any obligation or liability undertaken or expressed to be undertaken by the Seller under or pursuant to this Agreement, CDC shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Buyer and its Affiliates as they would have received if such obligation or liability had been duly performed and satisfied by the Seller. CDC hereby waives any right which it may have to require the

Buyer to proceed first against or claim payment from the Seller to the intent that as between the Buyer and CDC the latter shall be liable as principal debtor as if it had entered into all undertakings, agreements and other obligations jointly and severally with the Seller.

11.3	This guarantee and indemnity is to be a continuing security to the Buyer for all obligations, commitments, warranties, undertakings, indemnities and covenants on the part of the Seller under or pursuant to this Agreement notwithstanding any settlement of account or other matter or thing whatsoever.

11.4	This guarantee and indemnity is in addition to and without prejudice to and not in substitution for any rights or security which the Buyer may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, covenants, indemnities and warranties of the Seller and CDC under or in connection with this Agreement.

11.5	CDC shall not, after any claim has been made pursuant to this Clause 11, claim from the Seller any sums which may be owing to them from the Seller or have the benefit of any set-off counter-claim or proof against or dividend, composition or payment by the Seller until all sums owing to the Buyer in respect hereof shall have been paid in full.

11.6	As a separate and independent stipulation, CDC agree that any obligation expressed to be undertaken by the Seller under this Agreement (including, without limitation, any moneys expressed to be payable under this Agreement) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity of any of them or any other fact or circumstance shall nevertheless be enforceable against or recoverable from CDC as though the same had been incurred by CDC and CDC was sole or principal obligor in respect thereof and shall be performed or paid by CDC on demand.

12.	WARRANTIES BY BUYER

12.1	The Buyer hereby warrants and represents to the Seller that the matter set forth below (“Buyer Warranties”) are true and accurate (a) as of the date of this Agreement and (b) as of the Closing Date:

12.1.1	Corporate Status

(a)	the Buyer has been duly incorporated and constituted, and is legally subsisting under the laws of its place of incorporation;

(b)	there has been no resolution, petition or order nor has any step been taken for the winding-up of the Buyer and no receiver has been appointed in respect thereof or any part of the assets thereof and no such resolutions, orders and appointments are imminent or likely nor are there any grounds upon which such resolutions, orders and appointments could be based; and

(c)	so far as the Buyer is aware after making all due enquires, no events or omissions which is not capable of remedy have occurred whereby the constitution subsistence or corporate status of the Buyer has been or is likely to be adversely affected.

12.1.2	Insolvency

(a)	no order has been made and no resolution has been passed for the winding up of, or a provisional liquidator to be appointed in respect of, the Buyer and no petition has been presented and no meeting has been convened for the purpose of winding up the Buyer;

(b)	no receiver has been appointed in respect of the Buyer;

(c)	the Buyer is not insolvent or unable to pay its debts within the meaning of the applicable legislation to which it is subject and the Buyer has not stopped paying its debts as they fall due;

(d)	no event analogous to any of the foregoing has occurred in any jurisdiction outside The Republic of Korea;

(e)	no unsatisfied judgment is outstanding against the Buyer.

12.1.3	Authority of the Buyer

(a)	the Buyer has full power and authority to enter into and perform this Agreement and the provisions of this Agreement, when executed, will constitute valid and binding obligations on the Buyer, in accordance with its terms;

(b)	the execution and delivery of, and the performance by the Buyer of its obligations under, this Agreement will not result in a breach of any order, judgment or decree of any court or governmental agency to which the Buyer is a party or by which it is bound.

12.1.4	The Buyer acknowledges that, in entering into this Agreement and in selling the Sale Shares, the Seller has relied and will rely upon the Buyer Warranties given herein and the Buyer Warranties as confirmed by the Buyer according to Clause 6.2.5 upon Closing.

12.1.5	The Buyer Warranties are given subject to the matters Disclosed in the Buyer Disclosure Letter.

12.1.6	Each of the Buyer Warranties shall be construed as a separate warranty and shall not be otherwise limited or restricted by reference to or inference from the terms of any other Buyer Warranty.

12.1.7	The Buyer represents that the Buyer Warranties are true, accurate and complete at the date of this Agreement and, for this purpose, such Buyer Warranties shall be deemed to be repeated at the Closing Date.

13.	MISCELLANEOUS

13.1	Where in this Agreement, any liability is undertaken by two or more persons, the liability of each of them shall be joint and several.

13.2	No party may assign or transfer, or purport to assign or transfer, any of its rights or obligations under this Agreement without prior written consent of the other parties (except for an assignment or transfer by the Buyer to any of its Affiliates) and this Agreement shall be binding on and enure for the benefit of the parties’ successors, permitted assigns and personal representatives. In the event that an Affiliate of the Buyer to whom the Buyer’s rights or obligations under this Agreement have been assigned, ceases to be an Affiliate of the Buyer, the Buyer shall promptly procure such entity to assign or transfer such rights or obligations back to the Buyer.

13.3	This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

13.4	This Agreement represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom.

13.5	Each party confirms that, except as provided in this Agreement, no party has relied on any representation or warranty or undertaking which is not contained in this Agreement, without prejudice to any liability for fraudulent misrepresentation, no party shall be under any liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

13.6	Subject to the terms hereof, so far as it remains to be performed, this Agreement shall continue in full force and effect notwithstanding Closing.

13.7	The Seller shall after Closing execute all such deeds and documents and do all such things as the Buyer may require for perfecting the transactions intended to be effected under or pursuant to this Agreement and for vesting in the Buyer the full benefit of the Sale Shares. Furthermore, the parties hereto hereby agree to be bound by the provisions set forth in this Agreement even in the event that any provision set forth herein were determined to be unenforceable or ineffective vis-à-vis third parties.

13.8	In the case that any provision or part of a provision of this Agreement is declared invalid, not binding or not enforceable, then, such declaration shall be effective only in connection with such provision or part of a provision and therefore shall not impair the validity, binding effects and enforceability of the other parts of such provision and/or the other provisions of this Agreement.

13.9	The transfer of any Sale Share pursuant to this Agreement shall be together with all rights and benefits attached thereto as at the date of transfer and shall be free from all liens, charges and Encumbrance.

13.10	This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Facsimile or electronic signatures shall be treated as original signatures.

14.	CONFIDENTIALITY OF INFORMATION RECEIVED

14.1	The parties undertake with each other that they shall treat as strictly confidential all proprietary, non-public information received or obtained by them or their employees, agents or advisers as a result of entering into or performing this Agreement including information relating to the provisions of this Agreement, the negotiations leading up to this Agreement, the subject matter of this Agreement or the business or affairs of the Seller, the Buyer or any member of Aegis Group and that it will not at any time hereafter make use of or disclose or divulge to any person any such information without the consent of the other parties and shall use its best endeavours to prevent the publication or disclosure of any such information.

14.2	The restrictions contained in Clause 14.1 shall not apply so as to prevent the parties from making any disclosure required by law or by any securities exchange or supervisory or regulatory or governmental body pursuant to rules to which the parties are subject or from making any disclosure to any professional adviser for the purposes of obtaining advice (providing always that the provisions of this Clause 14 shall apply to and the parties shall procure that they apply to and are observed in relation to, the use or disclosure by such professional adviser of the information provided to them) or from making any disclosure for the purpose of exercising their rights or performing their obligations hereunder, nor shall the restriction apply in respect of any information which comes into the public domain otherwise than by a breach of this Clause 14 by any party.

15.	COSTS

15.1	The parties shall pay their own costs in connection with the preparation, negotiation, execution and completion of this Agreement. Notwithstanding the foregoing, the Buyer agrees to pay 50% of the costs for preparing the legal opinion by BVI counsel and Cayman counsel required to be delivered by the Seller pursuant to Clause 6.2.1(j).

15.2	Any stamp duty, securities transaction tax or similar tax of and incidental to this Agreement and the transfer of the Sale Shares shall be borne by the Seller absolutely. The Buyer shall be entitled to deduct or withhold from the Purchase Price on account of such tax according to Clause 3.3.

16.	NOTICES

16.1	A notice, approval, consent or other communication in connection with this Agreement:

16.1.1	must be in writing; and

16.1.2	must be left at the address of the addressee, or sent by prepaid registered post (airmail if posted to or from a place outside The Republic of Korea) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number then to that address or facsimile number.

The address and facsimile number of each party is:

The Seller

Address	:	2 Concourse Parkway, Ste 800, Atlanta GA 30328
Facsimile	:	+1 (678) 259-8737
Attention	:	General Counsel

CDC

Address	:	2 Concourse Parkway, Ste 800, Atlanta GA 30328
Facsimile	:	+1 (678) 259-8737
Attn	:	General Counsel

The Buyer

Address	:	Piet Heinkade 55, 1019 GM Amsterdam, Netherlands
Facsimile	:	31 20 530 45 22
Attention	:	Director

With a copy to:

Address	:	152 Beach Road, #36-05 Gateway East, Singapore 189721
Facsimile	:	(65) 6396 5945
Attn	:	Chief Financial Officer, Asia Pacific, Aegis Media

and

Address	:	Three Park Avenue, 32nd Floor New York, NY 10016 USA
Facsimile	:	1 310 907 1345
Attn	:	Head of Legal Affairs, Aegis Media

16.2	A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with Clause 16.3) unless a later time is specified in it.

16.3	A letter or facsimile is deemed to be received:

16.3.1	in the case of a posted letter, unless actually received earlier, on the third (seventh, if posted to or from a place outside The Republic of Korea) day after posting; and

16.3.2	in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

17.	GOVERNING LAW AND ARBITRATION

17.1	This Agreement shall be governed by, and construed in accordance with, the law of The Republic of Korea.

17.2	Arbitration

17.2.1	Save for the matters provided under Clause 6.3, any and all disputes arising out of or in connection with the negotiation, execution, interpretation, performance or non-performance of this Agreement shall be solely and finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) by one or more arbitrators appointed in accordance with the ICC Rules. The parties agree that the award of the arbitrators shall be the sole and exclusive remedy between them regarding any claims, counterclaims, issues or accountings presented to the arbitrators, irrespective of the magnitude thereof.

17.2.2	All arbitration proceedings shall be conducted in the English language pursuant to the ICC Rules. The arbitration shall take place in Hong Kong or such other place as the parties may mutually agree in writing. The parties hereto agree to facilitate the arbitration by (i) making available to each other and to the arbitrators all documents, books, records and personnel under their control as the arbitrators shall determine to be relevant to the dispute; (ii) conducting arbitration hearings to the greatest extent possible on successive, contiguous days; and (iii) observing strictly the time periods established by the ICC Rules or by the arbitrators for the submission of evidence and briefs.

17.2.3	Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the fullest extent permitted by law any rights to appeal or to review such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgement on the arbitration award may be entered in any court having jurisdiction over the parties or their assets.

17.2.4	Notwithstanding anything herein contained, either party shall be entitled to seek injunctive relief, if possible, from any court of competent jurisdiction to protect its rights under this Agreement pending the constitution of the arbitral tribunal pursuant to this Clause 17.2.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be signed on their behalf in the places and on the date hereinafter written.

The Seller

SIGNED by /s/ Mike Latimore	)	for and on behalf of
on behalf of ION GLOBAL (BVI) LTD	)	Babington Services Limited, Director
in the presence of:	)	of Ion Global (BVI) Ltd.

The Buyer
SIGNED by /s/ P. Groot	)
on behalf of GROUP CARAT (NEDERLAND) BV	)
in the presence of: /s/ Marian Puthaeur	)

CDC
SIGNED by	)	/s/ Simon Wong
on behalf of CDC SOFTWARE CORPORATION	)
in the presence of: /s/ Nicole Lo	)